This STOCK PURCHASE AGREEMENT dated as of June 30, 1995
(herein, together with the Schedules and Exhibits attached hereto, referred to as the "Agreement") between SABRELINER CORPORATION, a Delaware corporation ("Buyer"), DYNCORP, a Delaware corporation ("DynCorp"), and DYNCORP AVIATION SERVICES, INC., a Virginia corporation ("Seller"), and a wholly-owned subsidiary of DynCorp,

                W I T N E S S E T H   T H A T:

          WHEREAS, Seller is the beneficial and record holder of all of the outstanding shares of capital stock (the "Shares") of DynAir Tech of Texas, Inc., a wholly-owned subsidiary of Seller and a Texas corporation ("DynAir Texas"), DynAir Tech of Florida, Inc., a wholly-owned subsidiary of Seller and a Florida corporation ("DynAir Florida"), and DynAir Avionics, Inc., a wholly-owned subsidiary of Seller and a Florida corporation ("DynAir Avionics") (DynAir Texas, DynAir Florida and DynAir Avionics are hereinafter referred to collectively as the "DynAir Companies" and individually as a "DynAir Company"); and

          WHEREAS, effective May 16, 1995, Buyer and DynCorp entered into a non-binding agreement in principle under which Buyer paid DynCorp the amount of $500,000 as an earnest money deposit for the purchase of the Shares (the "Deposit"); and

          WHEREAS, DynAir Tech of Arizona, formerly a wholly-owned subsidiary of Seller and an Arizona corporation
("DynAir Arizona") merged into DynAir Florida immediately prior to the closing hereafter described (all references herein to DynAir Florida to include DynAir Arizona); and

          WHEREAS, DynAir Avionics is a newly formed subsidiary of Seller which has acquired the assets and liabilities of the division of Seller's subsidiary formerly doing business in Florida under the name of DynAir Avionics, Inc.; and

          WHEREAS, Seller wishes to sell and Buyer wishes to purchase the Shares upon the terms of this Agreement;

          NOW, THEREFORE, in reliance upon the representations and warranties made herein and in consideration of the mutual agreements herein contained, the parties agree as follows:

                           ARTICLE 1

                  SALE AND PURCHASE OF SHARES

     1.1  Sale of Shares.

          At the Closing provided for in Section 2.1, Seller shall sell the Shares to Buyer and Buyer shall purchase the Shares for the purchase price provided in Section 1.2.

     1.2  Purchase Price and Payment for Shares.

          (a)  Purchase Price. The purchase price for the Shares is

               (i)  The amount determined pursuant to Exhibit A
(the "Base Purchase Price"), plus

               (ii) (A) 10% of the DynAir Companies revenues (excluding revenue from installation of 737 cargo doors) in excess of $60 million per year for each of the two fiscal years July 1, 1995 to June 30, 1996 and July 1, 1996 to June 30, 1997,
"revenues" for purposes of this Section 1.2(a)(ii)(A), being determined in accordance with Exhibit B, and

                    (B) $125,000 for each 737 cargo door
installed by or under contract with the DynAir Companies during the period from July 1, 1996 through June 30, 1999, as determined in accordance with Section 1.5 hereof (the amounts set forth in (ii)(A) and (B) being referred to herein as the "Contingent Purchase Price"). For purposes of this Section 1.2, the term "cargo door installed" shall mean each cargo door installation on a Boeing 737 aircraft which is commenced during such period, and each cargo door installation for a Boeing 737 aircraft for which a firm written order has been received by any of the DynAir Companies or any affiliate of Buyer during such period, even if such installation actually occurs at a later date.

          (b) Payment at Closing. At the Closing, Buyer shall deliver to Seller, by wire transfer or other immediately available federal funds to the following account, the amount of $12,500,000 (the "Estimated Base Purchase Price") minus the amount of the Deposit, for a net payment of $12,000,000:

               NationsBank of Virginia
               Richmond, Virginia
               ABA No. 051 000 017
               Credit the account of DynCorp
               Account No.11209764

          (c)  Payment of Contingent Purchase Price.

                    (i)  The Contingent Purchase Price, if any,
payable under Section 1.2 (a) (ii) (A) above shall be payable by Buyer to Seller within 15 days from the date on which the final financial results from the fiscal years ending June 30, 1996 and June 30, 1997 are available to Buyer; provided that in no event shall such payment be made later than 10 days following the date on which Buyer files its annual report on Form 10-K with the Securities and Exchange Commission for each of such years, but no later than 120 days after the close of Buyer's fiscal year.

                    (ii)  Contingent Purchase Price payments, if
any, payable under Section 1.2(a)(ii)(B) above shall be payable by Buyer to Seller within 10 days from the conclusion of each calendar quarter during the period described therein, but in no event later than 90 days after delivery of the respective aircraft to the customer and shall include payments for all 737 cargo door installations completed during the preceding quarter; provided, that such payments shall also be continued after the termination of the aforementioned period with respect to door installations commenced or firm orders accepted during any calendar quarter within such period. An installation shall be deemed "completed" when Buyer or the DynAir Companies submits a final invoice at the completion of work.

     1.3  Transactions on the Closing Date.

          (a)  At the Closing, Seller will deliver to Buyer the following:

               (i) stock certificates, in form suitable for transfer, registered in the name of Seller, evidencing the Shares, duly endorsed in blank or with a duly executed blank stock transfer power attached, and with all necessary stock transfer tax stamps attached thereto;

               (ii) all stock certificates, stock books, stock transfer ledgers, minute books and corporate seals of the DynAir
Companies;

               (iii)  resignations of the directors of the DynAir
Companies listed on Schedule 1.3; and

               (iv)  each of the certificates and documents
contemplated by Article 6.

          (b)  At the Closing, Buyer will deliver to Seller the following:

               (i)  the Estimated Base Purchase Price in
accordance with Section 1.2 above; and

               (ii)  each of the certificates and documents
contemplated by Article 7.

     1.4  Post-Closing Adjustment.

          (a)       Preparation of Preliminary Calculation of
Base Purchase Price.

               (i) Within 90 days after the Closing Date, Buyer will prepare a Preliminary Calculation of Base Purchase Price (the "Preliminary Calculation of Base Purchase Price") of the DynAir Companies dated as of the Closing Date (which shall be prepared in accordance with Exhibit A in consultation with DynCorp's Internal Audit Department).


          (b)  Review of Preliminary Calculation of Base Purchase Price.

               (i) The Preliminary Calculation of Base Purchase Price shall be binding and conclusive upon, and deemed accepted by, Seller unless Seller shall have notified Buyer in writing of any objections thereto consistent with the provisions of this
Section 1.4 within 30 days after receipt thereof.

               (ii) The written notice under Section 1.4(b)(i) shall specify in reasonable detail each item on the Preliminary
Calculation of Base Purchase Price that Seller disputes, and a summary of Seller's reasons for such dispute.

               (iii)  Buyer shall cooperate with Seller and
promptly provide all requested explanations, documentation or data supporting the Preliminary Calculation of Base Purchase
Price.

               (iv) The parties shall use their best efforts during the 30-day period following the delivery of any Seller objections to resolve all such objections in a manner mutually acceptable to all parties.

          (c)  Escrow of Certain Disputed Amounts

                    (i)  Should a dispute remain between Buyer
and DynCorp or Seller regarding the realization or appropriateness, respectively, of any of the assets or liabilities described on Exhibit A hereto as a result of the Preliminary Calculation of Base Purchase Price, Buyer and DynCorp shall jointly determine the dollar impact of such dispute on the Base Purchase Price, and such amount in dispute shall be deposited in accordance with the following procedures in the interest bearing escrow account described in (ii) below:

                         (A)  If the non-disputed portion of the
Base Purchase Price plus the disputed portion is less than $12,500,000, then Seller or DynCorp shall make payment into escrow, in accordance with (ii) below, of the disputed amount, and shall refund to Buyer the difference, if any, between (i) $12,500,000 and (ii) the sum of the disputed and undisputed amounts.

                         (B)  If the non-disputed portion of the
Base Purchase Price is more than $12,500,000, then Buyer shall pay to Seller the difference between the non-disputed Base
Purchase Price and $12,500,000, and shall deposit into escrow, in accordance with (ii) below, the disputed amount.

                         (C)  If the non-disputed portion of the
Base Purchase Price is less than $12,500,000, but the sum of the non-disputed and disputed portions is more than $12,500,000, then Seller or DynCorp shall deposit into escrow, in accordance with
(ii) below, the difference between $12,500,000 and the non-disputed portion, and Buyer shall deposit into escrow the difference between $12,500,000 and the sum of (i) the non-disputed portion and (ii) the disputed portion.

                    (ii) The escrow account shall be established with Crestar Bank under the terms of an escrow agreement in the form of Exhibit C hereto (the "Escrow Agreement"), to be held until such time as any contingency regarding the disputed asset or liability is finally resolved, at which time the funds in the escrow account shall be distributed in accordance with the parties' prior instructions included in the Escrow Agreement, depending on the ultimate disposition of the asset or liability using complete hindsight.

               (iii) The form of the Escrow Agreement may not be modified without the approval of both Buyer and DynCorp.

               (iv) If the parties are unable to agree on the amount in dispute under Section 1.4(c)(i) or if an escrow is opened under this Section 1.4(c), the matter shall be resolved in accordance with Section 1.4(d) below, provided that the time periods set forth therein shall commence upon the final disposition of all amounts in controversy.

          (d)  Disputes.

               (i)  (A)  Disputes between Buyer and Seller
relating to the Preliminary Calculation of Base Purchase Price that cannot be resolved by them within 30 days after receipt by Buyer of the notice referred to in Section 1.4(b) may be referred no later than 60 days after such receipt for decision, at the option of Buyer or Seller, to Price Waterhouse LLP.

                    (B)  If Price Waterhouse LLP is unavailable,
then Buyer and Seller shall, within 5 days from determining such unavailability, select an independent nationally recognized accounting firm to decide the matter (Price Waterhouse LLP or such other firm being referred to herein as the "Arbitrator").

               (ii) (A) Prior to referring the matter to the Arbitrator, the parties shall agree on the procedures to be followed by the Arbitrator (including procedures with regard to presentation of evidence).

                    (B)  Such procedures shall not alter the
accounting practices, principles and policies to be applied to the Preliminary Calculation of Base Purchase Price, which will be those required by this Agreement.

                    (C)  If the parties are unable to agree upon
procedures before the end of 10 days after referral of the dispute to the Arbitrator, the Arbitrator shall establish such procedures giving due regard to the intention of the parties to resolve disputes as quickly, efficiently and inexpensively as possible, which procedures may be, but need not be, those proposed by either party.

                    (D)  The parties shall then submit evidence
in accordance with the procedures established, and the Arbitrator shall decide the dispute in accordance therewith.

               (iii)  The Arbitrator's decision on any matter
referred to it shall be final and binding on Buyer and Seller, and shall be subject to enforcement by any court having jurisdiction over any of the parties.

               (iv) The fee of the Arbitrator shall be borne by Buyer and Seller in equal portions, unless the Arbitrator decides, based on its determination with respect to the reasonableness of the respective positions of the parties, that the fee shall be borne in unequal proportions. Each party shall be responsible for its own legal, accounting and other related arbitration costs.

          (e)  Final Calculation of Base Purchase Price.

               (i)  The Preliminary Calculation of Base Purchase
Price shall become final and binding upon the parties upon the earlier of

                    (A) the failure by Seller to object thereto within the period permitted under Section 1.4(b);

                    (B) the execution of a written agreement between Buyer and Seller with respect thereto; or

                    (C) the decision by the Arbitrator with
respect to any disputes under Section 1.4(c).

               (ii) The results of the Preliminary Calculation of Base Purchase Price, as adjusted pursuant to the agreement of the parties or the decision of the Arbitrator, when final and binding, is referred to herein as the "Final Calculation of Base
Purchase Price."

          (f)  Adjustment to the Estimated Base Purchase Price.
As soon as practicable (but not more than 5 days) after the determination and delivery of the Final Calculation of Base
Purchase Price in accordance with this Section 1.4,

               (i) if the Base Purchase Price as calculated thereby is greater than $12,500,000, Buyer shall pay to Seller the difference between such amounts, and

               (ii) if the Base Purchase Price as calculated thereby is less than $12,500,000, Seller shall pay to Buyer the difference between such amounts,and the amount of such net adjustment shall be payable by Buyer or Seller, as the case may be, in immediately available funds.

          (g) Interest. All payments required to be made pursuant to this Section 1.4 shall include interest thereon at the most recent prime rate as publicly announced by Citibank N.A. (the "Applicable Rate") payable from the Closing Date to the date of payment, or payment into the escrow account under the Escrow Agreement.

          (h) Seller may elect to have the DynAir Companies assign, convey or otherwise transfer to DynCorp or any of its affiliates any asset referred to on Exhibit A that is the subject of any dispute under this Section 1.4, and to have DynCorp or any of its affiliates assume any liability referred to on Exhibit A that is the subject of any such dispute.


                            ARTICLE 2

                             CLOSING

     The closing of the transactions provided for herein (the "Closing") will take place at the offices of Winthrop, Stimson, Putnam & Roberts, 1133 Connecticut Avenue, N.W., Washington, D.C. at 10:00 A.M. (local time) on June 30, 1995, effective as of 11:59 p.m. local time on such date, or at such other place, time and date as may be agreed upon by Buyer and Seller (the "Closing Date").


                           ARTICLE 3

        REPRESENTATIONS AND WARRANTIES OF SELLER AND DYNCORP

     Seller and DynCorp jointly and severally represent and warrant to Buyer as follows, it being understood that as used in this Agreement, the term "Material Adverse Effect" means, with respect to any party, a material adverse effect on the financial condition, assets, liabilities (contingent or otherwise), results of operation, business or business prospects of the party and its subsidiaries, if any, considered as a whole and in relation to the historical operating results of the DynAir Companies.

     3.1  Corporate Organization and Authority of Seller and DynCorp.

          (a) Each of Seller and DynCorp is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which it is required to be so licensed or so qualified, except where the failure to be so licensed or so qualified would not have a Material Adverse Effect on Seller's or DynCorp's ability to consummate the transactions contemplated hereby.

          (b) Seller has all corporate power and authority to own the Shares.

          (c) Each of Seller and DynCorp has heretofore delivered to Buyer complete and correct copies of its certificate of incorporation and by-laws, as currently in effect.

          (d) Each of Seller and DynCorp has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

          (e) The execution, delivery and performance by each of Seller and DynCorp of the Agreement has been duly authorized by all requisite corporate action on the part of each of them.

          (f) This Agreement has been duly executed and delivered by each of Seller and DynCorp, and (assuming due execution and delivery by Buyer) this Agreement constitutes a valid and binding obligation of each of them, except as may be limited or otherwise affected by

               (i) applicable bankruptcy, insolvency,
reorganization, moratorium and other laws of general application, and legal and equitable principles relating to or affecting creditors' rights, including, without limitation, the effect of statutory or other law regarding fraudulent conveyances and preferential transfers, and

               (ii) equitable principles of general applicability (regardless of whether such enforceability is considered in a proceeding at law or in equity) including, without limitation, concepts of reasonableness, materiality, good faith and fair dealing.

     3.2  Corporate Organization and Authority of the DynAir
Companies.

          (a) Each of the DynAir Companies is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and each is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which it is required to be so licensed or so qualified, except where the failure to be so licensed or so qualified would not have a Material Adverse Effect on its business as now being conducted; provided, however, that DynAir Florida shall carry on the operations of DynAir Arizona as a result of the merger of DynAir Arizona into DynAir Florida prior to the Closing.

          (b) Schedule 3.2 sets forth the jurisdictions in which each of the DynAir Companies is qualified to do business.

          (c) Seller and DynCorp have heretofore delivered to Buyer complete and correct copies of the certificate of incorporation and by-laws or similar corporate organizational documents of each of the DynAir Companies, as currently in effect.

     3.3 Subsidiaries and Equity Investments. Except as disclosed on Schedule 3.3 none of the DynAir Companies has any subsidiaries and none of the DynAir Companies is a general partner in any partnership, a member of any limited liability company or a coventurer in any joint venture or other business enterprise.

     3.4  Ownership of Shares.

          (a) Seller is the lawful record and beneficial owner of the Shares.

          (b) Seller owns the Shares free and clear of all pledges, liens, charges, encumbrances, easements, defects, security interests, claims, options and restrictions of every kind ("Encumbrances"), except for restrictions on transfer under federal and state securities laws, and as disclosed in Schedule 3.4.

          (c) Upon the delivery of the Shares in the manner contemplated under Section 1.3, Buyer will acquire the beneficial and legal, valid and indefeasible title to such Shares, free and clear of all Encumbrances, except for restrictions on transfer under federal and state securities laws.

     3.5  Capitalization.

          (a)  As of the date hereof,

               (i) the authorized capital stock of DynAir Texas consists of 1,000 shares of common stock, par value $1.00 per share, of which 1,000 shares are issued and outstanding,

               (ii)  the authorized capital stock of DynAir
Florida consists of 9 shares of common stock, no par value, of which 9 shares are issued and outstanding, and

               (iii)  the authorized capital stock of DynAir
Avionics consists of 100 shares of common stock, par value $1.00 per share, of which 100 shares are issued and outstanding
(together, the "DynAir Companies Common Stock").

          (b) All such issued and outstanding shares of the DynAir Companies Common Stock have been validly issued and are fully paid and nonassessable.

          (c) There are no outstanding options, warrants or other rights of any kind to acquire any additional shares of capital stock of any of the DynAir Companies or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares, nor are any of the DynAir Companies committed to issue any such option, warrant, right or security.

     3.6 DynAir Companies Common Stock Holdings. All of the outstanding shares of the DynAir Companies Common Stock are owned of record by Seller.

     3.7  No Violation; Consents.

          (a)  Except as disclosed in Schedule 3.7, Seller,
DynCorp and the DynAir Companies are not subject to or bound by any provision of:

               (i)  any law, statute, rule, regulation or
judicial or administrative decision;

               (ii)  any articles or certificates of
incorporation or by-laws;

               (iii) any mortgage, deed of trust, lease, note, shareholders' agreement, bond, indenture, instrument, agreement, license, permit, trust or custodianship, in each case to which any of them is a party or under which any of them is bound; or

               (iv) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator,

     that would prevent or be violated by or that would result in the creation of any Encumbrance as a result of, or under which there would be a default or right of termination as a result of, the execution, delivery and performance by Seller and DynCorp of this Agreement and the consummation of the transactions contemplated hereby.

          (b) Except as disclosed in Schedule 3.7, no consent, order, approval or authorization of, or declaration, notice, registration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity"), individual, corporation, partnership, limited liability company, trust or unincorporated organization (together with Governmental Entities, each a "Person") is required by or with respect to Seller, DynCorp or the DynAir Companies in connection with the execution, delivery and performance by Seller and DynCorp of this Agreement and the consummation of the transactions contemplated hereby.

     3.8  Litigation.

          (a)  Except as disclosed in Schedule 3.8, there is

               (i) no outstanding consent, order, judgment, injunction, award, decree, civil penalty or certificate action of any Governmental Entity or arbitration tribunal against, involving or affecting the DynAir Companies,

               (ii) no action, suit, dispute or governmental, administrative, arbitration or regulatory proceeding pending or, to Seller's or DynCorp's best knowledge, threatened against, involving or affecting the DynAir Companies, and

               (iii) to Seller's or DynCorp's best knowledge, no investigation pending or threatened against or relating to the DynAir Companies or affecting any of their respective officers or directors as such (collectively, "Proceedings"), except, in each case, for Proceedings ("known Proceedings") against the DynAir Companies that would not have a Material Adverse Effect on Seller's or DynCorp's ability to consummate the transactions contemplated hereby.

          (b) Except as set forth in Schedule 3.8, none of the foregoing known Proceedings, if adversely determined against the DynAir Companies, would have a Material Adverse Effect on the DynAir Companies in the aggregate, and no other proceedings involving Seller or DynCorp would have any adverse effect on the ability of Seller or DynCorp to consummate the transactions contemplated hereby.

     3.9  Personal Property.

          (a) DynCorp and Seller have given Buyer access to the personal property of the DynAir Companies used in their business (including machinery, equipment, tools, dies, furniture, furnishings, leasehold improvements, vehicles, buildings and fixtures, but excluding inventories of parts held for resale or on consignment) and that have a value in excess of $1,000 per item or per category of items;

          (b)  Except as disclosed in Schedule 3.9(b):

               (i) each of the DynAir Companies has good and valid title to all of its personal property, free and clear of all Encumbrances;

               (ii) each of the DynAir Companies owns, has valid leasehold interests (pursuant to leases disclosed in Schedule 3.10(a)) in or valid contractual rights to use, pursuant to contracts disclosed in Schedule 3.21(a) or not required to be disclosed therein due to the dollar thresholds set forth in
Section 3.21(a)(i), all of the assets, tangible and intangible, used by, or necessary for the conduct of its business.

          (c) All property delivered to the DynAir Companies for bailment or consignment is held in possession of the DynAir Companies in accordance with the respective bailment or consignment agreement, if any. Each DynAir Company has instituted adequate procedures to safeguard bailed and consigned property. To the best knowledge of DynCorp and Seller, the DynAir Companies do not permit use by third parties of non-owned property contrary to the terms and conditions under which the DynAir Companies have possession of such property.

     3.10 Real Property.

          (a) Schedule 3.10(a) sets forth each and every parcel of real property or interest in real estate held under a lease or used by each of the DynAir Companies ("Real Property").

          (b) The DynAir Companies do not own any Real Property. Seller or DynCorp has heretofore delivered to Buyer complete and correct copies of each and every lease and all documents relating thereto, including any amendments thereto and any assignment thereof relating to the Real Property.

          (c) Except as disclosed in Schedule 3.10(c), each of the DynAir Companies:

               (i) with respect to the Real Property designated in Schedule 3.10(a), is in peaceful and undisturbed possession of the space and/or estate under each lease under which it is a tenant, and there are no material defaults by it as tenant thereunder; and

               (ii) has good and valid rights of ingress and egress to and from all the Real Property from and to the public street systems for all usual street, road and utility purposes and other purposes necessary or incidental to its business.

          (d) Since January 1, 1992, neither Seller, DynCorp nor any DynAir Company has received any notice of any appropriation, condemnation or like proceeding, or of any violation of any applicable zoning law, regulation or other law, order, regulation or requirement relating to or affecting the Real Property, and to Seller's or DynCorp's best knowledge, no such proceeding has been threatened or commenced.

          (e) Except as disclosed in Schedule 3.10(e), all of the buildings, structures, improvements and fixtures used in the business of any of the DynAir Companies, owned or leased by any of the DynAir Companies, are in a state of repair, maintenance and operating condition adequate for the present conduct of such business and, except as so disclosed and, except for normal wear and tear, there are no defects with respect thereto which would impair the day-to-day use of any such buildings, structures, improvements or fixtures or which would subject any DynAir Company to liability under applicable law.

     3.11 Financial Statements.

          (a) Seller or DynCorp has heretofore furnished Buyer with copies of the following financial statements of the DynAir
Companies:

               (i) unaudited combining balance sheets as at December 31 for each of the fiscal years ended December 31, 1994, 1993 and 1992, respectively;

               (ii) unaudited combining statements of operations for each of the three fiscal years then ended; and

               (iii)  unaudited combining balance sheets and
statements of operations as of and for the three-month period ended on March 30, 1995.

          (b) All of the summary financial information listed in subsection (a) above (the "Financial Statements") were prepared from the local ledgers maintained by the DynAir Companies, adjusted for the items described in Schedule 3.11(b). Subject to Seller's reservations concerning inventory set forth in Section 3.17, DynCorp and Seller are not aware of any material adjustments which would be necessary to make such financial statements in the aggregate not misleading, except for adjustments reflected on Schedule 3.11(b).

          (c) There are no material liabilities, debts, obligations or claims against any of the DynAir Companies of any nature, absolute or, to the best knowledge of Seller or DynCorp, contingent, except:

               (i) as and to the extent reflected or reserved against on the Financial Statements;

               (ii)  incurred since March 30, 1995 in the
ordinary course of business consistent with prior practice and
Section 3.20 hereof;

               (iii) open purchase or sales orders or agreements for delivery of goods and services in the ordinary course of business consistent with prior practice, provided none of the DynAir Companies is in default thereunder;

               (iv)  intercompany liabilities, debts,
obligations, or claims; or

               (v)  operating leases.

     3.12 Books and Records. Seller and DynCorp have made and will make available for inspection by Buyer all the books of account relating to the business of the DynAir Companies. Neither DynCorp nor Seller have knowledge of any material errors in the maintenance of the DynAir Companies' accounting records.

     3.13 Tax Matters.

          (a)  For purposes of this Agreement:

               (i) "Tax" or "Taxes" shall mean any federal, state, local, foreign or other taxes (including, without limitation, income (net or gross), gross receipts, profits, alternative or add-on minimum, franchise, license, capital, capital stock, intangible, services, premium, mining, transfer, sales, use, ad valorem, payroll, wage, severance, employment, occupation, property (real or personal), windfall profits, import, excise, custom, stamp, withholding or estimated taxes), fees, duties, assessments, withholdings or governmental charges of any kind whatsoever (including interest, penalties, additions to tax or additional amounts with respect to such items);

               (ii) "Pre-Closing Periods" shall mean all Tax periods ending on or before the Closing Date and, with respect to any Tax period that includes but does not end on the Closing Date, the portion of such period that ends on and includes the Closing Date;

               (iii)  "Returns" shall mean all returns,
declarations, reports, estimates, information returns and statements of any nature regarding Taxes for any Pre-Closing Period required to be filed by any Person and relating to the income, properties or operations of the DynAir Companies;

               (iv) "Code" shall mean the Internal Revenue Code of 1986, as amended, or, if appropriate, any predecessor statute;
and

               (v) the term "Tax Deficiency" shall include a reduction in any net operating losses.

          (b)  Except as disclosed in Schedule 3.13:

               (i) all Returns have been or will be timely filed when due in accordance with all applicable laws;

               (ii) all Taxes shown on the Returns have been or will be timely paid when due;

               (iii)  the Returns completely, accurately and
correctly reflected or will reflect the facts regarding the income, properties, operations and status of any entity required to be shown thereon;

               (iv)  there are no agreements or consents
currently in effect for the extension or waiver of the time

                    (A)  to file any Return or

                    (B)  for assessment or collection of any
Taxes relating to any of the DynAir Companies for any Pre-Closing
Period, and no Person has been requested to enter into any such agreement or consent;

               (v) all Returns with respect to taxable years ending on or prior to December 31, 1984 have been examined and closed, or are Returns with respect to which the applicable statute of limitations, after giving effect to any extensions and waivers, has expired;

               (vi) all Taxes which each of the DynAir Companies is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the appropriate governmental authorities to the extent due and payable;

               (vii)  there is no action, suit, proceeding,
investigation, audit or claim currently pending, or to Seller's or DynCorp's best knowledge, threatened, regarding any Taxes relating to any of the DynAir Companies or any group of which any of the DynAir Companies is now or was formerly a member, for any Pre-Closing Period;

               (viii)  all Tax Deficiencies which have been
claimed, proposed or asserted against any of the DynAir Companies or any group of which any of the DynAir Companies is now or was formerly a member, have been fully paid or finally settled;

               (ix) no Person has executed or entered into a closing agreement pursuant to Code Section 7121 (or any comparable provision of state, local or foreign law) that is currently in force and determines the Tax liabilities of any of the DynAir Companies;

               (x) there is no, and will not be any, agreement or consent made under Code Section 341(f) (or any comparable provision of state, local or foreign law) affecting any of the DynAir Companies;

               (xi) there are no liens, other than statutory liens for taxes not yet due and payable, for any Tax on the assets of any of the DynAir Companies;

               (xii)  there are no tax sharing agreements to
which any of the DynAir Companies is now or ever has been a party;

               (xiii) (A) as of and after the Closing,

                         (I)  none of the DynAir Companies shall be required to

                              (a) treat any asset of the DynAir
Companies as owned by another person pursuant to the "safe harbor" leasing provisions of the Code or as "tax-exempt use property" within the meaning of Code Section 168(h), or
                              (b) apply any of the foregoing
rules under any comparable foreign, state or local Tax provision, and

                         (II)  none of the DynAir Companies
leases or will lease property to any other Person under a "sale/leaseback" or similar arrangement; and

                      (B)  prior to the Closing, all safe harbor
leases to which any of the DynAir Companies was a party were assigned to, and all debt related to any such leases was assumed by, DynCorp or one of its Subsidiaries other than a DynAir Company;

               (xiv) none of the DynAir Companies is a party to any agreement, contract, arrangement or plan that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Code Section 280G (or any comparable provision of state, local or foreign law);

               (xv) none of the DynAir Companies has agreed, or is required, to make any adjustment under Code Section 481(a) (or any comparable provision of state, local or foreign law) by reason of a change in accounting method or otherwise;

               (xvi) none of the DynAir Companies has been or is included in any consolidated, affiliated, combined, unitary or other similar Tax Returns that include any affiliates of the DynAir Companies (other than the United States federal consolidated income Tax Returns that include any of the DynAir Companies and unitary returns for California, Illinois, Florida and Arizona);

               (xvii)  no power of attorney is currently in
effect, and no Tax ruling has been requested of any governmental authority, with respect to any Tax matter relating to any of the DynAir Companies; and

               (xviii) the charges, accruals, and reserves for Taxes, other than income Taxes, due, or accrued but not yet due, relating to the properties and operations of the DynAir Companies for the period prior to Closing as reflected on their books are reflected as accrued liabilities and will be adequate to cover such Taxes.

     3.14  Employee Matters.

          (a)  Schedule 3.14(a) attached hereto sets forth:

               (i) the name, current annual compensation rate (including bonus and commissions), title, current base salary rate, accrued bonus, accrued sick leave, accrued severance pay and accrued vacation benefits of each present employee of the DynAir Companies, as of dates no earlier than 30 days prior to Closing;

               (ii)  organizational charts of the DynAir Companies;

               (iii) a list of collective bargaining, union or other employee association agreements of the DynAir Companies;

               (iv) a list of employment, managerial, advisory and consulting agreements of the DynAir Companies;

               (v) a list of employee confidentiality or other agreements protecting proprietary processes, formulae or information of the DynAir Companies;

               (vi) a list of any reports and/or plans of the DynAir Companies prepared or adopted pursuant to the Equal
Employment Opportunity Act of 1972, as amended;

               (vii)  a list of each employee benefit plan
(within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), stock purchase plan, stock option plan, fringe benefit plan, bonus plan, severance pay plan and any other deferred compensation agreement or plan or funding arrangement sponsored, maintained or to which contributions are made by

                    (A)  the DynAir Companies, or

                    (B) any other organization which is a member of a controlled group of organizations (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) of which any DynAir Company is a member (the "Controlled Group"), in which any employees of the DynAir Companies are participating as of the Closing or in which they have participated during the preceding year.

     (such plans described in (A) and (B) are referred to collectively as the "DynAir Plans"); and

               (viii) the amount of any unfunded retirement liabilities, including medical coverage (except obligations to provide continuing medical coverage on a reimbursable basis for employees who terminate employment on or after the Closing and obligations of DynCorp and Seller to contribute to the DynCorp Employee Stock Ownership Plan for the period prior to the Closing), arising under any plan, fund, or arrangement described in this Section 3.14 and the identity of the plan, fund, or arrangement giving rise thereto.

          (b) For each plan, fund or arrangement disclosed or required to be disclosed in Schedule 3.14(a), each of the following is true:

                    (i)  if such plan, fund or arrangement is an
employee pension benefit plan (as such term is defined in ERISA
Section 3(2)) intended to qualify under the Code, the Plan has received a favorable determination letter as to its qualification under the Code and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification;


                    (ii)  there are no actions, suits or claims
(other than routine claims for benefits in the ordinary course) pending, or to Seller's or DynCorp's best knowledge, threatened, and to Seller's or DynCorp's best knowledge, there are no facts which could give rise to any such actions, suits or claims (other than routine claims for benefits in the ordinary course);

                    (iii)  none of the DynAir Companies, the
members of the Controlled Group or any other party has engaged in a prohibited transaction, as such term is defined in Code Section 4975 or ERISA Section 406, which would subject the DynAir Companies or Buyer to any Taxes, penalties or other liabilities resulting from prohibited transactions under Code Section 4975 or under ERISA Section 409 or 502(i);

                    (iv)  no event has occurred and no condition
exists that would subject the DynAir Companies or Buyer to any Tax under Chapter 43 of the Code or Section 6699 of the Internal Revenue Code of 1954, as amended (as in effect pursuant to Section 1171 of the Tax Reform Act of 1986) or to a fine under ERISA Section 502(c);

                    (v)  each of the DynAir Companies and the
members of the Controlled Group has complied in all material respects with the reporting and disclosure requirements of ERISA;


                    (vi)  all insurance premiums required to be
paid as of the Closing Date have been paid;

                    (vii)  there are no more than 50 leased
employees (as such term is defined in Code Section 414(n)) who must be taken into account for the requirements listed in Code
Section 414(n)(3); and

                    (vii)  the execution and delivery of this
Agreement by Seller and DynCorp and the consummation of the transactions contemplated hereunder will not result in any obligation or liability (with respect to accrued benefits or otherwise) to any such plan, fund, or arrangement, to any employee or former employee of any DynAir Company.

          (c) No DynAir Plan is subject to Title IV of ERISA or to the requirements of Section 412 of the Code.

          (d) No DynAir Plan is a multi-employer plan (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA or
Section 414(f) of the Code).

          (e) For each DynAir Plan which is intended to be an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or a tax credit employee stock ownership plan (within the meaning of Section 409(a) of the Code), each of the following is true:

               (i)  there is no securities acquisition loan
(within the meaning of Section 133 of the Code) outstanding with respect to the plan;

               (ii) except for the transactions contemplated in this Agreement no event has occurred and no condition exists which would give rise to the recapture of any Tax credit previously claimed with respect to the plan or to any Tax or penalties assessable against the DynAir Companies or Buyer; and

               (iii) except for the transactions contemplated in this Agreement no event has occurred and no condition exists which would cause the termination of the plan and the distribution of all amounts held thereunder to give rise to the recapture of any Tax credit previously claimed with respect to the plan or to any Tax or penalties assessable against the DynAir Companies or Buyer.

          (f)  For each plan, fund, or arrangement of any  DynAir
Company which is an employee welfare benefit plan (within the meaning of ERISA Section 3(1)) (a "Welfare Plan"), the following is true:

               (i) each such Welfare Plan intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements;

               (ii) DynCorp maintains a VEBA with respect to such Welfare Plan;

               (iii) there is no disqualified benefit (as such term is defined in Code Section 4976(b)) which would subject the DynAir Company or Buyer to a Tax under Code Section 4976(a);

               (iv) each such Welfare Plan which is a group health plan (as such term is defined in Code Section 5000(b)(1)) complies and has complied with the applicable requirements of Code Section 4980B, Title XXII of the Public Health Service Act and the applicable provisions of the Social Security Act; and

               (v) each such Welfare Plan (including any such plan covering former employees of any DynAir Company) may be amended or terminated by such DynAir Company or Buyer on or at any time after the Closing Date.

          (g) With respect to the DynAir Companies, except as disclosed in Schedule 3.14(g) and in other schedules appended hereto, each of the following is true:

               (i) each of the DynAir Companies is in compliance with all applicable laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment and wages and hours and occupational safety and health, and is not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act, and there is no action, suit or legal, administrative, arbitration, grievance or other proceeding pending or, to Seller's or DynCorp's best knowledge, threatened, or, to Seller's or DynCorp's best knowledge, any investigation pending or threatened against any of the DynAir Companies relating to any thereof, and, to Seller's or DynCorp's best knowledge, no basis exists for any such action, suit or legal, administrative, arbitration, grievance or other proceeding or governmental investigation;

               (ii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to Seller's or DynCorp's best knowledge, threatened against any of the DynAir Companies;

               (iii)  none of the employees of the DynAir
Companies is a member of or represented by any labor union and, to Seller's or DynCorp's best knowledge, there are no attempts of whatever kind and nature being made to organize any of such employees;

               (iv)  without limiting the generality of paragraph
(iii) above, no certification or decertification is pending or was filed within the past twelve months respecting the employees of the DynAir Companies and, to Seller's or DynCorp's best knowledge, no certification or decertification petition is being or was circulated among the employees of any of the DynAir Companies within the past twelve months;

               (v)  no agreement (including any collective
bargaining agreement), arbitration or court decision, decree or order or governmental order which is binding on any of the DynAir
Companies in any way limits or restricts any of the DynAir
Companies from relocating or closing any of its operations;

               (vi) none of the DynAir Companies has experienced any organized work stoppage in the last five years; and

               (vii)  there are no charges, administrative
proceedings or formal complaints of discrimination (including but not limited to discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) pending or, to Seller's or DynCorp's best knowledge, threatened, or to Seller's or DynCorp's best knowledge, any investigation pending or threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court, and there have been no audits of the equal employment opportunity practices of any of the DynAir Companies and, to Seller's or DynCorp's best knowledge, no basis for any such claim exists.

          (h) With respect to any pension plan (within the meaning of Section 3(2) of ERISA) that (i) has been sponsored, maintained or contributed to by any member of the Controlled Group during the six year period prior to the date hereof, and
(ii) is not a DynAir Plan, no liability has been incurred or is expected to be incurred under Title IV of ERISA or Section 412 of the Code, which liability could become a liability of Buyer or the DynAir Companies.

     3.15  Intellectual Property.

          (a) The DynAir Companies do not own or use any trademarks, service marks, trade names (except their corporate names), registered copyrights, or patents.

          (b) The DynAir Companies have not received any notice to the effect that any product they make or sell, or the distribution or use by them or another of any such product, or any services it performs in the course of its business may infringe any trademark, service mark, trade name, registered copyright, patent, trade secret, or similar legally protectable right of another.

     3.16  Accounts Receivable.

          (a) Schedule 3.16 sets forth all of the billed accounts receivable held by the DynAir Companies as of June 26, 1995. The DynAir Companies shall, as of the Closing, own the accounts receivable that exist as of that date.

          (b) The accounts receivable of the DynAir Companies, and the accounts receivable generated since June 26, 1995, represent valid obligations owing to the Company, subject to the applicable reserve for doubtful accounts.

     3.17 Inventory. Seller has given Buyer access to and provided Buyer with information concerning all inventory owned or used by the DynAir Companies. Seller and DynCorp make no representations regarding the quantity, condition, non-obsolescence, or usefulness of such inventory, it being understood by the Buyer that all such inventory is owned and used by the DynAir Companies in an "as is, where is" condition. The only representations made by Seller or DynCorp with respect to such inventory are those set forth in Section 3.9 concerning Personal Property.

     3.18 No Material Change. To the best knowledge of DynCorp and Seller, since March 30, 1995, there have been no changes in the financial condition, assets, liabilities (contingent or otherwise), results of operations, business or business prospects of the DynAir Companies taken as a whole, that would have, in the aggregate a Material Adverse Effect; provided, however, that nothing herein shall imply that any potential sales or marketing opportunities of the DynAir Companies identified to Buyer are likely or probable sources of revenue.

     3.19 Absence of Change or Event. With the exception of the merger described in the third recital, and except as disclosed in
Schedule 3.19, since March 30, 1995, the DynAir Companies have conducted their respective businesses only in the ordinary course and have not:

          (a) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, in excess of $5,000 in the aggregate, except liabilities or obligations incurred in the ordinary course of business and consistent with prior practice;

          (b) mortgaged, pledged or subjected to lien, restriction or any other Encumbrance any of the property, businesses or assets, tangible or intangible, of the DynAir Companies, except in connection with DynCorp risk management practices;

          (c) sold, transferred, leased to others or otherwise disposed of any of its assets (or committed to do any of the foregoing), excluding the payment of any loans owed to any affiliate, except for inventory sold to customers or returned to vendors and payments to any non-affiliates on account of accounts payable, scheduled payments in respect of indebtedness for money borrowed, sales of receivables to and repurchases of receivables from its affiliate Dyn Funding Corporation, and transfers in accordance with DynCorp's cash management program, in each case in the ordinary course of business and consistent with prior practice, or canceled, waived, released or otherwise compromised any debt or claim, or any right of significant value, except in the ordinary course of business and consistent with prior practice;

          (d) suffered any damage, destruction or loss (whether or not covered by insurance) which has had or could have a Material Adverse Effect on any of the DynAir Companies;

          (e) made or committed to make any capital expenditures or capital additions or betterments in excess of an aggregate of $5,000;

          (f) encountered any labor union organizing activity or had any actual or threatened employee strikes, work stoppages, slow-downs or lock-outs;

          (g) instituted any litigation, action or proceeding before any court, governmental body or arbitration tribunal relating to it or its property, except for litigation, actions or proceedings instituted in the ordinary course of business and consistent with prior practice;

          (h) declared or paid any dividend or made any other payment or distribution in respect of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its capital stock, except for

               (i) normal intercompany transfers pursuant to DynCorp's cash management program,

               (ii)  the merger of DynAir Arizona into DynAir
Florida described in the third recital, and

               (iii) the formation of DynAir Avionics described in the fourth recital;

          (i) sold or otherwise granted any options or warrants to purchase any securities of any of the DynAir Companies;

          (j) increased the compensation of any officer, employee or agent of any of the DynAir Companies, directly or indirectly, including by means of any bonus, pension plan, profit sharing, deferred compensation, savings, insurance, retirement, or any other employee benefit plan, except in the ordinary course of business consistent with prior practice;

          (k) terminated or otherwise modified the terms of employment of any of the ten highest paid employees of the DynAir
Companies;

          (l) increased promotional or advertising expenditures except in the ordinary course of business consistent with prior practice or otherwise changed its policies or practices with respect thereto; or

          (m) made or changed any election concerning Taxes or Tax Returns, changed an annual accounting period, adopted or changed any accounting method, filed any amended return, entered into any closing agreement with respect to Taxes, settled any Tax claim or assessment or surrendered any right to claim a refund of Taxes or obtained or entered into any Tax ruling, agreement, contract, understanding, arrangement or plan.

     3.20  Compliance with Law; Environmental Matters.

          (a)   The following terms shall be defined as follows:

               "Cleanup" means all actions required to:  (1)
cleanup, remove, treat or remediate Hazardous Substances, Oils, Pollutants or Contaminants in the indoor or outdoor environment;

(2) prevent the Release of Hazardous Substances, Oils, Pollutants or Contaminants so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances, Oils, Pollutants or Contaminants in the indoor or outdoor environment.

               "Environmental Laws" means all foreign, federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances, Oils, Pollutants or Contaminants into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances, Oils, Pollutants or Contaminants, and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, Oils, Pollutants or Contaminants.

               "Environmental Liabilities and Costs" means all liabilities, obligations, responsibilities, obligations to conduct Cleanup, losses, damages, deficiencies, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations and feasibility studies and responding to government requests for information or documents), fines, penalties, restitution and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future, resulting from any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, joint and several liability, criminal or civil statute, including any Environmental Law, or arising from environmental, health or safety conditions, the Release or threatened Release of Hazardous Substances, Oils, Pollutants or Contaminants into the environment, as a result of past or present ownership, leasing or operation of any properties, owned, leased or operated by the DynAir Companies, including, without limitation, any of the foregoing incurred in connection with the conduct of any Cleanup.

               "Hazardous Substances, Oils, Pollutants or
Contaminants" means all substances defined as such in the National Oil and Hazardous Substances Pollution Contingency Plan,
40 C.F.R. Section 300.5, or defined as such by, or regulated as such under, any Environmental Law.

               "Release" means, when used as a noun, any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances, Oils, Pollutants or Contaminants through or in the air, soil, surface water, groundwater or property, and when used as a verb, the occurrence of any Release.

          (b) Except as disclosed in Schedule 3.20(b), to the best of DynCorp's and Seller's knowledge, the operations and activities of the DynAir Companies have complied and are in compliance in all material respects with all applicable federal, state and local laws, including, without limitation, the Federal Aviation Regulation, 14 C.F.R. Section 1 et seq. to the extent applicable to the business of the DynAir Companies as currently conducted, health and safety statutes and regulations and all Environmental Laws, including, without limitation, all restrictions, conditions, standards, limitations, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

          (c)  Schedule 3.20(c) sets forth:

               (i) a description of all federal, state, local and foreign governmental licenses, permits and other authorizations of the DynAir Companies, the lack of which would have a Material Adverse Effect upon the DynAir Companies
("Permits"); and

               (ii) a list of all reports of inspection of the DynAir Companies and properties to the date hereof received by the DynAir Companies since July 1, 1994 under all applicable federal, state and local health and safety laws and regulations, excluding, however, privileged audit reports prepared by the DynCorp Environmental Compliance Department;

     Seller or DynCorp has heretofore given Buyer access to complete and correct copies of all of the foregoing and applications relating thereto. The DynAir Companies have maintained such log books and maintenance records as are required pursuant to the Permits.

          (d) Except as disclosed in Schedule 3.20(d), the DynAir Companies have obtained all Permits that are

               (i) required under all federal, state and local laws, including the Environmental Laws, for the ownership, use and operation of each location owned, operated or leased by the DynAir Companies (the "Property") or

               (ii) otherwise necessary in the conduct of the business of the DynAir Companies.

     Except as disclosed in Schedule 3.20(d), all such Permits are in effect, no appeal nor any other action is pending to revoke any such Permit, and each of the DynAir Companies is in full compliance with all terms and conditions of all such Permits.

          (e) Seller has heretofore delivered to or made available for inspection by, Buyer true and complete copies of all environmental studies in the custody of Seller or the DynAir Companies made in the last five years relating to the Property or any other property or facility previously owned, operated or leased by the DynAir Companies.

          (f) Except as disclosed in Schedule 3.20(f), there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending relating to the DynAir Companies or the Property (or any other property or facility formerly owned, operated or leased by the DynAir Companies) or, to Seller's or DynCorp's best knowledge, threatened relating to the DynAir Companies or the Property (or any other such property of facility) and relating in any way to the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

          (g) Except as disclosed in Schedule 3.20(g), none of the DynAir Companies has, and to Seller's or DynCorp's best knowledge, no other Person has, Released, placed, stored, buried or dumped any Hazardous Substances, Oils, Pollutants or Contaminants or any other wastes produced by, or resulting from, any business, commercial, or industrial activities, operations, or processes, on, beneath, or adjacent to the Property (or any other property or facility formerly owned, operated or leased by the DynAir Companies), except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable laws and regulations and in a manner such that there has been no Release of any such substances into the environment).

          (h) Except as disclosed in Schedule 3.20(h), no Release or Cleanup occurred at the Property (or any other property or facility formerly owned, operated or leased by the DynAir Companies) which to the best knowledge of DynCorp or Seller could result in the assertion or creation of a lien on the Property by any Governmental Entity with respect thereto, nor has any such assertion of a lien been made by any Governmental Entity with respect thereto.

          (i) Except as disclosed in Schedule 3.20(i), to the best knowledge of DynCorp or Seller, no employee of the DynAir Companies in the course of his or her employment with the DynAir Companies has been exposed to any Hazardous Substances, Oils, Pollutants, Contaminants or other substance, generated, produced or used by the DynAir Companies which could give rise to any claim against the DynAir Companies.

          (j) Except as disclosed in Schedule 3.20(j), none of the DynAir Companies has received any notice or order from any Governmental Entity or private or public entity advising it that any DynAir Company is responsible for or potentially responsible for Cleanup or paying for the cost of Cleanup of any Hazardous Substances, Oils, Pollutants or Contaminants or any other waste or substance, and no DynAir Company has entered into any agreements concerning such Cleanup, nor is any DynAir Company aware of any facts which might reasonably give rise to such notice, order or agreement.

          (k) Except as disclosed in Schedule 3.20(k), the Property does not contain any:

               (i)   underground storage tanks;

               (ii)  asbestos;

               (iii) equipment using PCBs;

               (iv)  underground injection wells; or

               (v) septic tanks in which process wastewater or any Hazardous Substances, Oils, Pollutants or Contaminants have been disposed.

          (l) Except as disclosed in Schedule 3.20(l), with regard to the DynAir Companies and the Property (or any other property or facility formerly owned, operated or leased by the DynAir Companies), there are no past or present (or, to Seller's or DynCorp's best knowledge, future) events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws as in effect on the date hereof or with any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability under the Environmental Laws, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation, based on or related to the manufacture, generation, processing, distribution, use, treatment, storage, place of disposal, transport or handling, or the Release or threatened Release into the indoor or outdoor environment by the DynAir Companies or a present or former facility of the DynAir Companies of any Hazardous Substances, Oils, Pollutants or Contaminants.

          (m) None of the DynAir Companies has entered into any agreement that may require it to pay to, reimburse, guaranty, pledge, defend, indemnify or hold harmless any Person for or against Environmental Liabilities and Costs.

     3.21 Contracts and Commitments.

          (a) Schedule 3.21(a) contains a description of each written contract or agreement outstanding as of the date hereof to which any of the DynAir Companies is a party (other than any contract or agreement required to be disclosed on any other Schedule) and which:

               (i) involves future payment or receipt of in excess of $5,000 or future performance or receipt of services or delivery or receipt of goods and materials, in each case with an aggregate value in excess of $5,000, including but not limited to sale and purchase agreements, distributorship and sales representative agreements and loan agreements, notes and other financing documents or commitments to enter into any of the foregoing agreements;

               (ii) is a guarantee or indemnity in respect of indebtedness of any Person (including the DynAir Companies or any other affiliate thereof) which may involve future payment in excess of $5,000 or is a mortgage, security agreement or other arrangement intended to secure indebtedness of any Person (including the DynAir Companies or any other affiliate thereof) in excess of $5,000 and creating an Encumbrance on any asset of any of the DynAir Companies;

               (iii)is an agreement, indenture or other instrument which contains restrictions with respect to the payment of dividends or any other distribution in respect of the capital stock of any of the DynAir Companies;

               (iv) imposes a right of first refusal, option or other restriction with respect to any assets of any of the DynAir
Companies;

               (v) is a loan or advance to, or investment in, any Person or an agreement, contract or commitment relating to the making of any such loan, advance or investment in excess of $500;

               (vi) is an agreement, contract or commitment limiting the freedom of any of the DynAir Companies to engage in any line of business or to compete with any Person; or

               (vii)is a stockholders agreement or voting agreement

          (b)  Except as disclosed on Schedule 3.21(b):

               (i)  Each of the agreements set forth in Schedule
3.21(a) and the agreements or contracts of the DynAir Companies disclosed in any other Schedule (the "Contracts") was entered into in a bona fide transaction in the ordinary course of business and is in full force and effect.

               (ii) Seller has heretofore made available for inspection by Buyer complete and correct copies of the Contracts.

               (iii)There is not under any Contract:

                    (A) any existing default by any of the DynAir
Companies or, to Seller's or DynCorp's best knowledge, by any other party thereto, or

                    (B) any event which, after notice or lapse of time or both, would constitute a default by any of the DynAir Companies or, to Seller's or DynCorp's best knowledge, by any other party, or result in a right to accelerate or terminate or result in a loss of rights of any of the DynAir Companies.

               (iv) No purchase contracts or commitments of any of the DynAir Companies continue for a period of more than 12 months, other than the warranty provisions thereof, or are in excess of the normal, ordinary and usual requirements of business or at any excessive price.

               (v) There are no outstanding sales contracts, commitments or proposals of any of the DynAir Companies which continue for a period of more than 12 months.

               (vi) None of the DynAir Companies is under any liability or obligation with respect to the return of inventory or merchandise in the possession of customers or other Persons, except as to customary warranty provisions of sales and other contracts and pursuant to normal consignment practices with respect to aircraft and avionics parts and equipment.

               (vii)     There are no agreements or contracts of
any of the DynAir Companies, the performance of which contravene this Agreement.

     3.22 Insurance.

          (a)  Schedule 3.22 sets forth

               (i) a description of DynCorp policies covering the DynAir Companies' general comprehensive liability, comprehensive aviation liability, workers compensation and their respective personnel, properties, buildings, machinery, equipment, furniture, fixtures and operations, specifying with respect to each such policy, the name of the insurer, type of coverage, term of policy, and limits of liability;

               (ii) all of the DynAir Companies' claims by year and by type of coverage, for the past five years, based on information received from the DynAir Companies' insurance carrier(s) as of the date(s) specified, and subject to the terms and conditions of the applicable insurance policies, which claims and any related losses shall continue after closing to be the responsibility of DynCorp or its insurance carriers;

               (iii) any agreements, arrangements or commitments by or relating to the DynAir Companies, other than the contracts described in Section 3.21, under which the DynAir Companies indemnify or hold harmless any other Person or are required to carry insurance for the benefit of any other Person.

          (b) The insurance policies set forth in Schedule 3.22 are in full force and effect, will cover the DynAir Companies for all occurrences described in the policies listed in Section 3.22(a)(i) above (except for directors' and officers' coverages, which are issued on a claims-made basis) on or prior to the Closing Date, all premiums currently due and owing with respect thereto covering all periods up to and including the date of the Closing have been or will be paid prior to their specified due dates, and no notice of cancellation or termination has been received with respect to any such policy within the past 6 months.

          (c) Schedule 3.22 identifies all risks which have been designated as being self insured.

     3.23  Affiliate Interests.

          (a) Schedule 3.23(a) sets forth a general description of services provided by the DynAir Companies to, or received by the DynAir Companies from, any affiliate of the DynAir Companies during the last fiscal year for products or services (including any charge for administrative, purchasing, financial or other services) and all amounts currently owed by the DynAir Companies to, or to the DynAir Companies by, any affiliate of the DynAir Companies.

          (b) Each contract, agreement or arrangement between the DynAir Companies, on the one hand, and Seller, DynCorp or any affiliate of Seller or DynCorp (other than the DynAir Companies) or any stockholder, officer or director of Seller, DynCorp, the DynAir Companies or any affiliate of Seller, on the other hand ("Affiliate Agreements") is described in Schedule 3.23(b).

          (c) Except as set forth in Schedule 3.23(c), no officer or director of any of the DynAir Companies has any material interest in any property, real or personal, tangible or intangible, including without limitation, inventions, patents, trademarks or trade names, used in or pertaining to the business of any of the DynAir Companies.

     3.24  Customers and Suppliers. Except as set forth in
Schedule 3.24, to the best of Seller's and DynCorp's knowledge, no supplier, customer, distributor or sales representative of any of the DynAir Companies has canceled or otherwise terminated, or made any written threat to any of the DynAir Companies or to any of their affiliates to cancel or otherwise terminate, for any reason, including the consummation of the transactions contemplated hereby, its relationship with any of the DynAir Companies, or has at any time on or after March 31, 1995 decreased materially its services or supplies to any of the DynAir Companies, in the case of any such supplier, or its usage of the services or products of any of the DynAir Companies. For purposes of this Section 3.24, completion of work or final billing under a contract does not constitute "termination".

     3.25 Absence of Questionable Payments.

          (a) Except as set forth on Schedule 3.25(a), to the best knowledge of DynCorp or Seller, neither any of the DynAir Companies nor any director, officer, agent, employee or other Person acting on behalf of any of the DynAir Companies, has, during the past three years, used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act.

          (b) None of the DynAir Companies is or will be subject to any liability, cost or judicial, administrative or other penalty with respect to any matter set forth on Schedule 3.25(a).

          (c) To the best knowledge of DynAir or Seller, none of the DynAir Companies nor any current director, officer, agent, employee or other Person acting on behalf of any of the DynAir Companies has accepted or received any unlawful contributions, payments, gifts, or expenditures.

     3.26  Products.

          (a)  Schedule 3.26(a) sets forth

               (i) all claims asserted or, to Seller's best knowledge, threatened at any time during the past two years against any of the DynAir Companies in respect of personal injury, wrongful death or property damage alleged to have resulted from products or services provided by the DynAir Companies, together with a description of each such claim or action initiated with respect thereto and the disposition thereof; and

               (ii) all express warranties and disclaimers of warranty normally used by any of the DynAir Companies in connection with the products or services provided by the DynAir
Companies.

          (b) To the best of Seller's and DynCorp's knowledge, the DynAir Companies have not experienced product recall or warranty claims in excess of 3% of aggregate gross sales for any of the past three years.

     3.27  Disclosure.

          (a) This Agreement, the Exhibits, the Schedules, and the other documents, certificates, and statements to be delivered to Buyer pursuant hereto or in connection herewith or with the transactions contemplated hereby, when read together as a single disclosure, do not contain any untrue statement of a fact and do not omit to state a fact necessary in order to make the statements contained herein and therein not misleading. All facts material to the business, assets, liabilities, financial condition, results of operations, and prospects of the DynAir Companies have been set forth in this Agreement, the Schedules, or the other documents, certificates, and written statements furnished or to be furnished to the Purchaser by or on behalf of DynCorp and Seller.

          (b) Seller or DynCorp has furnished or caused to be furnished or made available to Buyer complete and correct copies of all agreements, instruments and documents set forth or referred to on a Schedule. Each of the Schedules is complete and correct.

     3.28  Seller's or DynCorp's Best Knowledge. The term
"Seller's or DynCorp's best knowledge", and terms of like import, shall mean the actual knowledge of a director, officer or manager of Seller, DynCorp or a DynAir Company.


                             ARTICLE 4

               REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller and DynCorp that:

     4.1 Organization. Buyer is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware.

     4.2  Corporate Authority.

          (a) Buyer has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

          (b) The execution, delivery and performance by Buyer of this Agreement has been duly authorized by all requisite corporate action.

          (c) This Agreement has been duly executed and delivered by Buyer, and (assuming due execution and delivery by Seller and DynCorp) this Agreement constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as may be limited or otherwise affected by

               (i) applicable bankruptcy, insolvency,
reorganization, moratorium and other laws of general application, and legal and equitable principles relating to or affecting creditors' rights, including, without limitation, the effect of statutory or other law regarding fraudulent conveyances and preferential transfers, and

               (ii) equitable principles of general applicability (regardless of whether such enforceability is considered in a proceeding at law or in equity) including, without limitation, concepts of reasonableness, materiality, good faith and fair dealing.

     4.3  No Violation; Consents.

          (a) Except as set forth in Schedule 4.3, Buyer is not subject to or bound by any provision of:

          (i) any law, statute, rule, regulation or judicial or administrative decision;

          (ii)  any certificate of incorporation or by-laws;

          (iii) any mortgage, deed of trust, lease, note, shareholders' agreement, bond, indenture, other instrument or agreement, license, permit, trust, custodianship, other restriction; or

          (iv) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator, that would prevent or be violated by, or under which there would be a default as a result of, the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

          (b) Except as set forth in Schedule 4.3, no consent, approval or authorization of or declaration or filing with any Person is required for the valid execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

     4.4  Investment Intent.

          (a) Buyer acknowledges that the Shares have not been registered under the Securities Act or any state securities laws, and that Seller is transferring the Shares to Buyer in reliance upon exemptions from the registration requirements of the Securities Act and state securities laws.

          (b) Buyer is acquiring the Shares for investment and not for the purpose of or with a view to the sale or other distribution thereof.

          (c) Buyer understands that it may have to hold the Shares indefinitely unless they are subsequently registered under the Securities Act and state securities laws, or exemptions from registration are available.

          (d)  Buyer

               (i)  has no present intention to resell or
distribute any portion of the Shares;

               (ii)  will receive and hold the Shares for
investment for its own account; and

               (iii) has no contract, undertaking, agreement or arrangement with any person to sell or transfer to any such person or anyone, or to have any such person sell for them, any portion of the Shares, and is not engaged in any discussion with any person relative to the sale or transfer of any portion of the Shares.

     4.5 Disclosure. This Agreement, the Exhibits, the Schedules, and the other documents, certificates, and statements to be delivered to DynCorp and Seller pursuant hereto or in connection herewith or with the transactions contemplated hereby, when read together as a single disclosure, do not contain any untrue statement of a fact and do not omit to state a fact necessary in order to make the statements contained herein and therein not misleading.

     4.6 Buyer Knowledge Concerning Potential Breaches of Seller Representations and Warranties. Buyer confirms that it has no knowledge as of the date of the execution of this Agreement of any actual or potential material breach of any Seller representation or warranty set forth in Article 3 above. For purposes of this Section 4.6, "material breach" shall mean breaches which, in the aggregate, would exceed $250,000.


                           ARTICLE 5

     CERTAIN COVENANTS AND AGREEMENTS OF BUYER, SELLER AND DYNCORP

     5.1  Tax Covenants.

          (a) (i) DynCorp shall cause the DynAir Companies to be included in DynCorp's consolidated federal income Tax Returns for all periods for which they are eligible to be so included, including, without limitation, the period from January 1, 1995 to the Closing Date, and in any other required state, local and foreign consolidated, affiliated, combined, unitary or other similar group income Tax Returns that include Seller or any affiliate of Seller for all Pre-Closing Periods for which any of them are required to be so included.

               (ii)  DynCorp shall

                    (A) timely prepare and file all such Returns and timely pay when due all Taxes relating to such Returns and

                    (B)  timely prepare and file, or cause to be
prepared and filed, all other income tax Returns of the DynAir Companies for all taxable periods ending on or prior to the Closing Date and timely pay, or cause to be paid, when due all Taxes relating to such Returns.

               (iii) Such Returns shall be prepared or completed in a manner consistent with prior practice of DynCorp and the DynAir Companies with respect to Returns concerning the income, properties or operations of the DynAir Companies (including elections and accounting methods and conventions), except as otherwise required by law or regulation or otherwise agreed to by Buyer prior to the filing thereof.

          (b) (i) Any Taxes with respect to the income, property or operations of the DynAir Companies that relate to a tax period beginning before the Closing Date and ending after the Closing Date (an "Overlap Period") shall be apportioned between Buyer and DynCorp,

                    (A)  in the case of real and personal
property Taxes (and any other Taxes not measured or measurable, in whole or in part, by net or gross income or receipts), on a per diem basis and,

                    (B)  in the case of other Taxes, as
determined from the books and records of the DynAir Companies during the portion of such period ending on the Closing Date and the portion of such period beginning on the day following the Closing Date consistent with the past practices of DynCorp and the DynAir Companies.

               (ii) Buyer shall cause the DynAir Companies to file any Returns for any Overlap Period, and Buyer shall pay, or cause to be paid, all state, local or foreign Taxes shown as due on any such Returns.

               (iii) DynCorp shall pay Buyer its share of any such Taxes (to the extent DynCorp is liable therefor in accordance with this Section 5.1(b) and to the extent not already paid by DynCorp the DynAir Companies or accrued or otherwise reflected as a liability on the Final Calculation of Base Purchase Price due pursuant to the filing of any such Returns under the provisions of this Section 5.1(b) within five (5) business days of receipt of notice of such filing by Buyer, which notice shall set forth in reasonable detail the calculations regarding DynCorp's share of such Taxes.

               (iv) Buyer shall pay to DynCorp its share of any refunds from prior payments of any such taxes within five business days or Buyer's receipt of such refunds.

          (c) (i) DynCorp shall have the right to represent the interests of the DynAir Companies in any Tax audit or administrative or court proceeding relating to Returns described in Section 5.1(a) with respect to which DynCorp may be liable for Taxes pursuant to this Agreement (including any such proceedings relating to the income, properties or operations of the DynAir Companies); provided, however, that Buyer shall have the right to participate in any such audit or proceeding to the extent that any such audit or proceeding may affect the Tax liability of Buyer, any of its affiliates or the DynAir Companies for any period ending after the Closing Date and to employ counsel of its choice at its own expense for purposes of such participation.

               (ii) Notwithstanding anything to the contrary contained or implied in this Agreement, without the prior written approval of Buyer, neither DynCorp nor any affiliate of DynCorp shall agree or consent to compromise or settle, either administratively or after the commencement of litigation, any issue or claim arising in any such audit or proceeding, or otherwise agree or consent to any Tax liability, to the extent that any such compromise, settlement, consent or agreement may affect the Tax liability of Buyer, any of its affiliates or the DynAir Companies for any period ending after the Closing Date (including, but not limited to, the imposition of Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carry forwards).

          (d) (i) Buyer shall promptly notify DynCorp in writing upon receipt by Buyer, any affiliate of Buyer or the DynAir Companies of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of the DynAir Companies, in each case for Pre-Closing Periods only, so long as Pre-Closing Periods remain open; provided that failure by Buyer to comply with this Section 5.1(d)(i) shall not affect Buyer's right to indemnification relating to Taxes if such failure does not prejudice the rights of DynCorp,

               (ii)  DynCorp shall promptly notify Buyer in
writing upon receipt by DynCorp or any affiliate of DynCorp of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of the DynAir Companies, in each case for Pre-Closing Periods only, provided that failure by DynCorp to comply with this Section 5.1(d)(ii) shall not affect DynCorp's right to indemnification relating to Taxes if such failure does not prejudice the rights of Buyer.

          (e) If the DynAir Companies or any consolidated, affiliated, combined, unitary or other similar Tax group of which any of the DynAir Companies is now or was formerly a member has any reduction in Tax liability by reason of an adjustment with respect to a Pre-Closing Period and such adjustment has the effect of decreasing deductions or credits, or increasing income, for any taxable year or tax period (including an Overlap Period) ending after the Closing Date, then DynCorp shall pay to Buyer an amount equal to the Tax detriment attributable to such decreased deductions or credits, or increased income, as and when the DynAir Companies or any consolidated, affiliated, combined, unitary or other similar Tax group of which any of the DynAir Companies may be a member actually suffers such detriment and is required to make a payment on account thereof.

          (f) Neither DynCorp nor any affiliate of DynCorp shall, without the prior written consent of Buyer, file, or cause to be filed, any amended Tax return or claim for Tax refund, with respect to the DynAir Companies for any Pre-Closing Period, to the extent that any such filing may affect the Tax liability of Buyer, any of its affiliates or the DynAir Companies for any period ending after the Closing Date (including, but not limited to, the imposition of Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards).

          (g) (i) Any and all existing Tax sharing, allocation, compensation or like agreements or arrangements, whether or not written, that include the DynAir Companies, including, without limitation, any arrangement by which any of the DynAir Companies makes compensating payments to each other or any other member of any affiliated, consolidated, combined, unitary or other similar Tax group for the use of certain tax attributes, shall be terminated as of the day before the Closing Date (pursuant to a writing executed on or before the Closing Date by all parties concerned) and shall have no further force or effect.

               (ii) All liabilities of the DynAir Companies to DynCorp or any affiliate of DynCorp (for Taxes or otherwise pursuant to such agreements or arrangements) shall be canceled on or prior to the Closing Date.

          (h) (i) After the Closing Date, Buyer and DynCorp shall provide each other, and Buyer shall cause the DynAir Companies to provide DynCorp, with such cooperation and information relating to the DynAir Companies as either party reasonably may request in

                    (A) filing any Tax return, amended return or claim for refund,

                    (B) determining any Tax liability or a right to refund of Taxes,

                    (C) conducting or defending any audit or other proceeding in respect of Taxes, or

                    (D) effectuating the terms of this Agreement.

               (ii) The parties shall retain, and Buyer shall cause the DynAir Companies to retain, all returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the statute of limitation (and, to the extent notified by any party, any extensions thereof) of the taxable years to which such returns and other documents relate and, unless such returns and other documents are offered and delivered to Buyer or DynCorp, as applicable, until the final determination of any Tax in respect of such years.

               (iii)  Any information obtained under this Section
5.1 shall be kept confidential, except as may be otherwise necessary in connection with filing any Tax return, amended return, or claim for refund, determining any Tax liability or right to refund of Taxes, or in conducting or defending any audit or other proceeding in respect of Taxes.

               (iv) Notwithstanding the foregoing, neither Buyer nor DynCorp, nor any of their affiliates, shall be required unreasonably to prepare any document, or determine any information not then in its possession, in response to a request under this Section 5.1(h).

          (i) Seller shall be liable for, and shall pay when due, any transfer, gains, documentary, sales, use, registration, stamp, value added or other similar Taxes payable by reason of the transactions contemplated by this Agreement or attributable to the sale, transfer or delivery of the Shares or the assets of Avionics to Avionics hereunder, and Seller or DynCorp shall, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes.

          (j) (i) Buyer and DynCorp agree to jointly make an election pursuant to Code Section 338(h)(10) regarding the sale and purchase of the DynAir Companies Common Stock under this Agreement, and Buyer agrees to make an election pursuant to Code
Section 338(g) regarding the purchase of the DynAir Companies Common Stock under this Agreement.

               (ii) Buyer and DynCorp agree to comply with all of the requirements and conditions of Code Sections 338(g) and 338(h)(10), the Temporary Treasury Regulations thereunder and all other applicable Code sections and Treasury Regulations relating thereto, including without limitation the timely filing of Department of Treasury Form 8023 entitled "Corporate Qualified Stock Purchase Elections," which Buyer shall be responsible for preparing.

               (iii) Buyer and DynCorp also agree to make any analogous elections pursuant to any state or local income tax provisions, and shall take all necessary steps to effectuate such elections.

               (iv) Neither Buyer nor DynCorp will take any action, including, without limitation, any action in connection with the filing of federal, state or local income Tax returns of any Person, which would be inconsistent with or prejudice the Code Section 338(h)(10) elections.

               (v) (A) Within 90 days after the Closing Date, Buyer, Seller and DynCorp shall agree to an allocation of the Base Purchase Price (together with liabilities assumed by operation of law hereunder and other relevant items) among the assets of the DynAir Companies (the "Purchased Assets"), provided that if Buyer, Seller and DynCorp are unable so to agree within such period, the parties shall not be required so to agree and each party may use its own allocation.

                    (B)  Such allocation will comply with the
requirements of Code Section 338 and the Temporary Treasury
Regulations thereunder.

                    (C)  Buyer, Seller and DynCorp represent,
warrant and agree that such allocation has been determined through arm's length negotiations.

                    (D)  Buyer, Seller and DynCorp each agrees
that, to the extent permitted by applicable law, it will adopt and utilize the amounts allocated to each asset or class of assets for purposes of all federal, state and other income Tax returns or reports of any nature filed by it and that it will not voluntarily take any position inconsistent therewith upon examination of any such Tax returns or reports, in any claim for refund, in any litigation or otherwise with respect to such Tax returns or reports.

     5.2  Expenses and Finder's Fees.

          (a)  (i)  Buyer acknowledges that DynCorp has retained
Arthur Andersen LLP in connection with the transaction contemplated hereby.

               (ii) DynCorp shall be solely responsible for all fees and expenses of Arthur Andersen LLP in connection therewith.

               (iii) Each of the parties represents, warrants and agrees that no other finder's fee or broker's commission shall, by reason of its actions, be payable in connection with the transactions contemplated hereby.

          (b) Buyer, Seller and DynCorp hereby agree that, whether or not the proposed transaction outlined herein is ever consummated, each will pay its own (and its representatives') respective fees and expenses incurred in connection with the negotiation, preparation and execution of the Agreement and any other document contemplated hereby.

     5.3 Press Releases. Except as required by law or stock exchange regulation, any public announcements regarding the transactions contemplated hereby shall be made only with the mutual consent of Buyer and DynCorp.

     5.4 Termination of Benefit Plan Participation. The parties acknowledge that, on or about the Closing Date, DynCorp intends to terminate the participation of all DynAir Companies and their employees in the DynCorp Employee Stock Ownership Plan, the DynCorp Executive and Management Incentive Plans, and the DynCorp group health, life and salary continuation benefit plans; provided, that all terminations will be in accordance with the terms of such plans. DynCorp will indemnify and hold Buyer and the DynAir Companies harmless from any and all liabilities incurred by or threatened against the Buyer or the DynAir Companies by DynAir Company employees as a result of termination of such plan participation.

     5.5  Discontinuation of Use of "DynAir Tech" Name.

          (a) (i) Seller and DynCorp hereby consent to the use by Buyer and the DynAir Companies of the name "DynAir Tech" for a period up to and including December 31, 1995.

               (ii) With respect to the period from January 1, 1996 through June 30, 1997, Seller and DynCorp hereby consent to the use by Buyer of the name "DynAir Tech", provided that such use is limited to the inclusion of the name "DynAir Tech" in a transition name such as "Sabreliner Maintenance, Inc., formerly DynAir Tech of Arizona", "DynAir Tech of Florida, Inc., a subsidiary of Sabreliner Corporation," or some similar treatment that clearly indicates the new affiliation of the DynAir Companies.

               (iii)  For the period beginning July 1, 1997,
Seller and DynCorp hereby specifically consent to the use of the name "Air Tech" and similar names not containing the name "Dyn."

          (b) (i) The Seller's consents contained in Section 5.5(a)(i) and (ii) shall be deemed to constitute a limited, paid up, world-wide license for the use of the name "DynAir Tech" subject to the terms and for the periods described herein.

               (ii)  Upon the termination of this limited
license, Buyer agrees to cause the DynAir Companies to change their names to dissimilar names not incorporating the term
"DynAir Tech" or any similar terminology, provided that the name
"Air Tech" shall not be deemed to be similar terminology.

     5.6 Disclaimer Related to Forecasts. Buyer acknowledges that, at its request, certain employees of the DynAir Companies provided Buyer and its agents and representatives with estimates of future revenues and profits during the due diligence examination of the DynAir Companies conducted by Buyer prior to the Closing Date. Buyer acknowledges that all such estimates were given to Buyer subject to a specific disclaimer as to future accuracy and reliability. Buyer acknowledges and agrees that, in the event any of such forecasts prove with the passage of time or otherwise to be inaccurate, Buyer will not assert any claim against DynCorp, Seller, or any of their agents, representatives, advisors, or contractors, or any of their employees, directors or advisors.

     5.7 Insurance. Buyer acknowledges that the DynAir Companies will not be covered by DynCorp's and Seller's insurance programs after the Closing, except to the extent that occurrence-type coverages are applicable to events which occurred prior to Closing. The parties agree to cooperate in tendering defense to insurance carriers and settling claims against the DynAir Companies for pre-Closing matters.

     5.8  Certain Disability and Health Benefits.

          (a) Notwithstanding any other provision of this Agreement, with respect to any employee of any DynAir Company who is absent from work on the Closing Date on account of a condition entitling such employee to benefits under a DynCorp short-term or long-term disability benefit plan, program or policy, DynCorp and its applicable benefit plans, programs and policies shall remain responsible on and after the Closing Date for all short-term and long-term disability benefits payable to such employee pursuant to the terms of the DynCorp disability plans, programs and policies until such time as the employee returns to full-time active employment with a DynAir Company, as well as for the health, life and other welfare plan coverage of such employee and his or her covered dependents during such period of absence.

          (b) (i) With respect to all other employees of the DynAir Companies and their covered dependents, the DynCorp health, life and other welfare benefit plans (other than disability plans, programs and policies) shall be responsible (subject to the terms of such plans) for all claims incurred prior to the Closing Date, and the health, life and other welfare benefit plans (other than disability plans) established by Buyer or the DynAir Companies shall be responsible (subject to the terms and conditions of such plans) for claims incurred on or after the Closing Date.

               (ii) For purposes of this Section 5.8(b), a claim shall be deemed to be incurred

                    (A)  when an individual obtains professional
services, equipment or prescription drugs covered by a medical, prescription drug, dental or vision benefit plan,

                    (B)  upon death in the case of a life
insurance plan, and

                    (C)  as of the date of the accident in the
case of an accidental death and dismemberment plan.

               (iii) Notwithstanding the foregoing, the DynCorp health and welfare plans shall be responsible for the cost of all professional services, equipment and prescription drugs provided during a hospital stay or similar confinement of any employee of a DynAir Company or his or her covered dependent that begins prior to the Closing Date and ends after the Closing Date (subject to the terms and conditions of such plans).


     5.9 Release of Financing Statements. As soon as practicable after the Closing Date, and in no event later than five business days thereafter, Seller and DynCorp shall provide to Buyer executed releases of financing statements on Form UCC-3, relating to all of the outstanding financing statements filed against the DynAir Companies in favor of Dyn Funding Corporation.

     5.10 Certain Guaranties. After the Closing, Buyer shall use its best efforts to obtain releases of DynCorp and its affiliates
(other than the DynAir Companies) from all guaranties of obligations of the DynAir Companies, and, if necessary, to substitute Buyer's guaranties therefor.


                            ARTICLE 6

                  CONDITIONS PRECEDENT OF BUYER

          Buyer need not consummate the transactions contemplated by this Agreement unless the following conditions shall be fulfilled, each of which shall be considered satisfied or waived in full by Buyer upon Closing:

     6.1 Representations and Warranties; Covenants. Except as otherwise contemplated or permitted by this Agreement,

          (a) the representations and warranties of Seller and DynCorp contained in this Agreement or in any certificate or document delivered to Buyer pursuant hereto shall be true and correct in all material respects,

          (b) Seller and DynCorp shall, and shall require the DynAir Companies to, have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Seller, DynCorp or the DynAir Companies prior to or on the Closing Date, and

          (c) Buyer shall have been furnished with a certificate of the president or an executive or senior vice president of each of Seller and DynCorp, dated the Closing Date, certifying, to such officer's knowledge, to the effect of clauses (a) and (b) of this Section 6.1.

     6.2 Opinion of Seller's Counsel. Buyer shall have been furnished with an opinion dated the Closing Date of H. Montgomery
Hougen, counsel for Seller and DynCorp, substantially in the form attached hereto as Exhibit D.

     6.3 No Actions. No action, suit, or proceeding before any court or governmental or regulatory authority shall be pending, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit or proceeding by any governmental or regulatory authority shall have been threatened, against Buyer, Seller, DynCorp, any of the DynAir Companies or any of the principals, officers or directors of any of them, seeking to restrain, prevent or change the transactions contemplated hereby or questioning the legality or validity of any such transactions or seeking damages in connection with any such transactions.

     6.4 Consents. All consents of third parties, including, without limitation, Governmental Entities and non-governmental self-regulatory agencies, and all filings with and notifications of Governmental Entities, regulatory agencies (including non-governmental self-regulatory agencies) or other entities which regulate the business of Buyer or the DynAir Companies necessary on the part of Buyer or the DynAir Companies, to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and to permit the continued operation of the respective businesses of Buyer and the DynAir Companies in substantially the same manner after the Closing Date as theretofore conducted, other than routine post-closing notifications or filings, shall have been obtained or effected.

     6.5 Intercompany Accounts. On the Closing Date, Buyer shall have received evidence of the elimination of all intercompany accounts between Seller or DynCorp and their affiliates, on the one hand, and the DynAir Companies, on the other hand.

     6.6 Merger; Plan of Liquidation. DynAir Arizona shall have merged into DynAir Florida, and DynAir Florida shall have adopted a plan of liquidation.

     6.7 Miscellaneous. Buyer shall have received such other certificates and other documents as Buyer shall have reasonably requested.


                           ARTICLE 7

           CONDITIONS PRECEDENT OF SELLER AND DYNCORP

          Seller and DynCorp need not consummate the transactions contemplated hereby unless the following conditions shall be fulfilled, each of which shall be considered satisfied or waived in full by Seller and DynCorp upon Closing:

     7.1  Representations and Warranties; Covenants.

          Except as otherwise contemplated or permitted by this Agreement,

          (a) the representations and warranties of Buyer contained in this Agreement or in any certificate or document delivered to Seller or DynCorp pursuant hereto shall be true in all material respects,

          (b) Buyer shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, and

          (c) Seller and DynCorp shall have been furnished a certificate of the Chairman of the Board of Directors and Chief Executive Officer or the Senior Vice President, Finance and Corporate Development, and Chief Financial Officer of Buyer, dated the Closing Date, certifying to the effect of clauses (a) and (b) of this Section 7.1.

     7.2 Opinion of Buyer's Counsel. Seller and DynCorp shall have been furnished with an opinion dated the Closing Date of Winthrop, Stimson, Putnam & Roberts, special counsel for Buyer, substantially in the form attached hereto as Exhibit E.

     7.3 No Actions. No action, suit, or proceeding before any court or governmental or regulatory authority shall be pending, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit or proceeding by any governmental or regulatory authority shall have been threatened, against Seller, DynCorp or any of their respective principals, officers or directors, seeking to restrain, prevent, or change the transactions contemplated hereby or questioning the legality or validity of any such transactions or seeking damages in connection with any such transactions.

     7.4 Consents. All consents of third parties, including, without limitation, Governmental Entities and non-governmental self-regulatory agencies, and all filings with and notifications of Governmental Entities, regulatory agencies (including non-governmental self-regulatory agencies) or other entities which regulate the businesses of Seller and DynCorp, necessary on the part of Seller or DynCorp, to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, other than routine post-closing notifications or filings, shall have been obtained or effected.

     7.5. Merger; Plan of Liquidation. DynAir Arizona shall have merged into DynAir Florida, and DynAir Florida shall have adopted a plan of liquidation.

     7.6 Miscellaneous. Seller and DynCorp shall have received such other certificates and other documents as they shall have reasonably requested.


                          ARTICLE 8

                       INDEMNIFICATION

     8.1 Indemnification by Seller and DynCorp After Closing. Except to the extent compensated for in the purchase price adjustment under Section 1.4 above, Seller and DynCorp hereby jointly and severally agree after the Closing Date to defend, indemnify and hold harmless Buyer, the DynAir Companies and their respective successors, assigns and affiliates (collectively, the "Buyer Indemnities") from and against any and all losses, deficiencies, liabilities, damages, assessments, judgments, costs and expenses, including reasonable attorneys' fees (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision), including Environmental Liabilities and Costs (collectively, "Buyer Losses"), caused by, resulting from or arising out of:

          (a) (i) breaches of representation or warranty hereunder on the part of Seller or DynCorp; and

               (ii) failures by Seller or DynCorp to perform or otherwise fulfill any undertaking or other agreement or obligation hereunder after the Closing, including, without limitation, those set forth in Section 5.1 (Tax Covenants);

          (b) (i) loss of life, injury to persons or property, or damage to natural resources caused by the actual, alleged or threatened Release, storage, transportation, treatment or generation of Hazardous Substances, Oils, Pollutants or Contaminants generated, stored, used, disposed of, treated, handled or shipped by Seller or the DynAir Companies prior to the Closing;

               (ii) Cleanup of Hazardous Materials Released, disposed of or discharged:

                    (A) on, beneath or adjacent to the Property prior to the Closing; and

                    (B) at any other location if such substances were generated, used, stored, treated, transported or Released by or on behalf of Seller or the DynAir Companies prior to the Closing;

               (iii)  the cost of installation of oil-water
separator or other remediation system for the purpose of treating water run-off through DynAir Florida's Miami hangar floor drain system; provided that the liability of Seller and DynCorp hereunder shall be limited to the lesser of (A) 50% of such cost incurred by Buyer and/or the DynAir Companies, and (B) $100,000; and provided further that before asserting any claim against DynCorp or Seller under this Section (iii), the DynAir Companies and Buyer shall use their best efforts to recover such costs from Dade County.

          (c) any liability of the DynAir Companies for unpaid Taxes (including, without limitation, any such arising out of the merger of DynAir Arizona with and into DynAir Florida and the adoption of a plan of liquidation by DynAir Florida) or pension liabilities incurred by virtue of being a member of an affiliated group filing a consolidated federal income Tax return with DynCorp or its status as an ERISA affiliate of Seller or DynCorp or any subsidiary or affiliate of Seller or DynCorp prior to Closing, and to the extent not attributable directly and solely to the separate operations of each of the DynAir Companies;

          (d) any and all claims, liabilities, demands, actions, suits or proceedings ("Insurance Losses") that would be covered by available policies of insurance as set forth in Schedule 3.22, but which are not so covered by reason of being below the applicable deductible amounts, and all deductibles with respect to Insurance Losses that exceed such deductibles; and

          (e) any and all actions, suits, proceedings, claims, demands, incident to any of the foregoing or such indemnification; provided, however, that if any claim, liability, demand, assessment, action, suit or proceeding shall be asserted in respect of which a Buyer Indemnity proposes to demand indemnification ("Buyer Indemnified Claims"), Buyer or such other Buyer Indemnity shall notify Seller and DynCorp in writing thereof, provided further, however, that subject to Section 8.2 below the failure so to notify Seller or DynCorp shall not reduce or affect Seller's or DynCorp's obligations with respect thereto except to the extent that Seller or DynCorp is materially prejudiced thereby;

Subject to rights of or duties to any insurer or other third Person having liability therefor, Seller and DynCorp shall have the right promptly upon receipt of such notice to assume the control of the defense, compromise or settlement of any such Buyer Indemnified Claims (provided that any compromise or settlement must be approved by Buyer, which approval may not unreasonably be withheld), including, at its own expense, employment of counsel reasonably satisfactory to Buyer; provided, however, that if Seller or DynCorp shall have exercised its right to assume such control, Buyer may, in its sole discretion and at its expense, employ counsel to represent it (in addition to counsel employed by Seller or DynCorp) in any such matter, and in such event counsel selected by Seller or DynCorp shall be required to cooperate with such counsel of Buyer in such defense, compromise or settlement.

     8.2  Certain Limitations. All other provisions of this
Article 8 to the contrary notwithstanding, the parties agree and understand as follows with respect to DynCorp or Seller's obligations to indemnify Buyer or the DynAir Companies hereunder:

          (a) With the exception of tax liabilities which shall be subject to the limitations set forth in 8.2(b) below, DynCorp and Seller shall only be liable to indemnify Buyer for breaches of representations and warranties hereunder that are asserted against DynCorp in writing prior to December 31, 1996 or, in the case of representations and warranties pursuant to Sections 3.14(h), 3.20(e)-(m) and 3.22, prior to December 31, 1997.
Thereafter, neither DynCorp nor the Seller shall have any obligation hereunder to indemnify Buyer for claims asserted after such date, except to the extent permitted under 8.2(b) below.

          (b) DynCorp shall be obligated to indemnify Buyer for tax liabilities arising out of a breach of the covenants contained in Section 5.1 concerning taxes and taxation, so long as such claims for indemnification are asserted against DynCorp in writing on or before the date for the running of the statute of limitations applicable to such taxes.

          (c) Neither DynCorp nor Seller shall have any liability for breaches of representations and warranties under this Article 8 or any other provision contained in this Agreement unless and until such liabilities in the aggregate exceed the amount of $125,000, but in the event such threshold of liability is reached, then DynCorp and/or Seller shall be liable for the full amount of such liabilities, provided that in no event shall DynCorp and Seller have liability to Buyer or the DynAir Companies for any amount exceeding $2,500,000 in the aggregate for all claims arising under or in connection with this Agreement.

     8.3 Indemnification by Buyer. Buyer hereby agrees to defend, indemnify and hold harmless Seller and DynCorp, their respective directors, officers and employees and their respective successors, assigns and affiliates (collectively, "Seller Indemnities") from and against any and all losses, deficiencies, liabilities, damages, assessments, judgments, costs and expenses, including attorneys' fees (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision) (collectively, "Seller Losses"), resulting from or arising out of:

          (a) (i) breaches of representation and warranty hereunder on the part of Buyer; and

               (ii) failures by Buyer to perform or otherwise fulfill any undertaking or agreement or obligation hereunder;

          (b) any and all actions, suits, proceedings, claims and demands incident to any of the foregoing or such indemnification; provided, however, that if any claim, liability, demand, assessment, action, suit or proceeding shall be asserted in respect of which a Seller Indemnity proposes to demand indemnification ("Seller Indemnified Claims"), Seller, DynCorp or such other Seller Indemnity shall notify Buyer thereof, provided further, however, that the failure to so notify Buyer shall not reduce or affect Buyer's obligations with respect thereto except to the extent that Buyer is materially prejudiced thereby; and

          (c) all liabilities and obligations of the DynAir Companies arising out of the operations of the DynAir Companies following the Closing, including, without limitation, liabilities and obligations subject to the guaranties of DynCorp and its affiliates that are not released.

Subject to rights of or duties to any insurer or other third Person having liability therefor, Buyer shall have the right promptly upon receipt of such notice to assume the control of the defense, compromise or settlement of any such Seller Indemnified Claims (provided that any compromise or settlement must be reasonably approved by DynCorp) including, at its own expense, employment of counsel reasonably satisfactory to DynCorp; provided, however, that if Buyer shall have exercised its right to assume such control, DynCorp may, in its sole discretion and at its expense, employ counsel to represent it (in addition to counsel employed by Buyer) in any such matter, and in such event counsel selected by Buyer shall be required to cooperate with such counsel of DynCorp in such defense, compromise or settlement.


                           ARTICLE 9

       SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

     The covenants contained in this Agreement shall survive the Closing Date without limitation. The representations and warranties contained herein shall survive the Closing Date for a period of 18 months, except that the representations and warranties contained in Sections 3.14(h), 3.20(e)-(m) and 3.22 shall survive for a period of 30 months.


                          ARTICLE 10

                         MISCELLANEOUS

     10.1 Cooperation. Each of the parties hereto shall use its reasonable efforts to take or cause to be taken all actions, to cooperate with the other parties hereto, with respect to all actions, and to do or cause to be done all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

     10.2  Waiver.

          (a) Any failure of Seller or DynCorp to comply with any of its obligations or agreements herein contained may be waived only in writing by Buyer.

          (b) Any failure of Buyer to comply with any of its obligations or agreements herein contained may be waived only in writing by DynCorp.

     10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt of hand delivery, certified or registered mail, return receipt requested, or telecopy transmission with confirmation of receipt:

               (a)  If to Seller or DynCorp, to:

                    DYNCORP
                    2000 Edmund Halley Drive
                    Reston, Virginia  22091

                    Telecopier:  (703)264-9147
                    Telephone:   (703)264-9106

                    Attention:   Senior Vice President & General Counsel


               (b)  If to Buyer, to

                    SABRELINER CORPORATION
                    Pierre Laclede Center
                    Suite 1500
                    7733 Forsyth Blvd.
                    St. Louis, Missouri  63105-1821

                    Telecopier:  (314) 863-6774
                    Telephone:   (314) 863-6880

                    Attention:  Rodney E. Olson
                                Senior Vice President, Finance
                                and Corporate Development and
                                Chief Financial Officer


                    with a copy to:

                    Winthrop, Stimson, Putnam & Roberts
                    One Battery Park Plaza
                    New York, New York   10004
                    Telecopier:    (212) 858-1500
                    Telephone:     (212) 858-1000

                    Attention:  Arthur H. Fredston, Esq.

Such names and addresses may be changed by written notice to each person listed above.

     10.4 Governing Law; Consent to Jurisdiction.

          (a) This Agreement shall be governed by and construed in accordance with the internal substantive laws and not the choice of law rules of the State of New York.

          (b) Any judicial proceeding brought with respect to this Agreement must be brought in any court of competent jurisdiction in the State of New York, and, by execution and delivery of this Agreement, each party

               (i) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement and

               (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.

     10.5 Counterparts; Execution by Facsimile. This Agreement may be executed in two or more counterparts, manually or by facsimile transmission, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     10.6 Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.7 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto and the documents referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     10.8 Amendment and Modification. This Agreement may be amended or modified only by written agreement of the parties hereto.

     10.9 Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto and their respective successors and assigns (and, to the extent provided in Sections
8.1 and 8.2, the other Buyer Indemnities and Seller Indemnities) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     10.10 Assignability. This Agreement shall not be assignable by any party hereto without the prior written consent of the other party.


          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                         SABRELINER CORPORATION

                         By
                           Name:
                           Title:

                         DYNCORP AVIATION SERVICES, INC.

                         By
                           Name:
                           Title:

                         DYNCORP

                         By
                           Name:
                           Title:


                               EXHIBIT A

                    DETERMINATION OF PURCHASE PRICE

(A)  The Purchase Price shall be equal to $7,532,312;

     (1)  Plus the sum of the following

          (i) Billed Accounts Receivable. The sum of all issued and outstanding invoices as of the Closing less any subsequent cash receipts received by the Seller or DynCorp and not remitted to the Companies and less a reserve for uncollectible accounts. Included in this category are the billed accounts receivable of DynAir Parts which have previously been classified as Other Accounts Receivable.

          (ii)  Unbilled Accounts Receivable and Work In Process.
The sum of all billable but unbilled accounts receivable and work in process as of the Closing determined, with hindsight, as follows:

               (a) For fixed price contracts or tasks within a contract: The product obtained by multiplying the fixed price amount times the percentage obtained by dividing the total direct costs incurred as of the Closing by the total direct costs incurred on the task or contract as of the date the task is completed. In the event that the task or contract is not complete within 60 days after the Closing, an estimate to complete the task shall be prepared and the estimated cost shall be added to the total direct cost.

               (b)  For tasks or contracts that are not fixed price:

                    (1)  The product obtained by multiplying the
contractual labor rate times the hours incurred prior to the Closing; plus

                    (2)  The billing amount for direct materials
charged to the task or contract including the contractual material mark ups, handling fees, or other additional charges pursuant to the contract; plus

                    (3) The contractual billing amount for other charges incurred prior to the Closing; plus

                    (4)  The contractual billing amount for
rotables removed prior to the Closing less the estimated costs of repair; plus

                    (5)  Other billable amounts in accordance
with the applicable contracts.

               (c)  Less any progress billings against the
contract not included in Customer Deposits

          (iii) Other Accounts Receivable. The sum of all other accounts billed or billable or otherwise due from third parties or employees as of the Closing which are not included in items
(i) or (ii) above, calculated at the estimated recoverable amounts.

     (2)  Less the sum of the following:

          (i) Accounts Payable. Accounts payable for services rendered or products received subsequent to the Closing (less returns subsequent to the Closing) at the amount subsequently paid or estimated to be paid, including bank overdrafts. Cash discounts taken subsequent to the Closing shall be deducted from the otherwise payable amount for purposes of this calculation.

          (ii) Accrued Salaries and Related Employer and Withheld Taxes and Fringe Benefits (Accrued Salaries). Accrued salaries, incentives and bonuses and related employer and withheld taxes and fringe benefits due to be paid to third parties for services rendered prior to the Closing. Accrued salaries for non-hourly employees shall be determined by pro-rating the subsequent payroll based on the number of calendar days prior to the Closing and the number of calendar days subsequent to the Closing. Accrued salaries for hourly employees shall be determined by calculating the actual wages earned prior to the Closing. Amounts payable to the Seller, DynCorp or parties related to DynCorp shall not be included in the calculation of Accrued Salaries.

          (iii)  Accrued Vacation Liability. Accrued Vacation
Liability shall be determined by calculating the amounts due to employees using the same methodology used in the unaudited combining balance sheets as of March 30, 1995.

          (vi) Other Accrued Liabilities. Other Accrued Liabilities shall be determined by calculating the amounts not other wise covered by this Exhibit due to be paid to third parties in cash subsequent to the Closing but within one calendar year thereafter for services rendered or obligations incurred prior to the Closing. Amounts payable to the Seller, DynCorp or parties related to DynCorp shall not be included in the calculation of Other Accrued Liabilities. Excluded from this calculation are any Capitalized Lease or Debt obligations (including the current portion thereof) or any other Long Term Liabilities. Also excluded from this calculation are accrued or deferred state or Federal income tax amounts.

          (v) Sales and Property Taxes. Sales and Property Taxes shall be equal to the amount of unremitted sales taxes collected from or billed to customers prior to the Closing and personal property taxes calculated on a pro-rata basis as of the Closing, based on the most recently received or paid personal property tax bills, less disputed amounts. Personal property taxes paid in advance shall likewise be pro-rated through the Closing and deducted from Sales and Property Taxes.

          (vi) Customer Deposits. Customer Deposits and Advances shall be equal to amounts collected from customers prior to the Closing and not yet applied against Billed or Unbilled Accounts for services performed.

(B) Items which will not be a part of the calculation of the Purchase Price: Notwithstanding the above, the calculation of the Purchase Price shall not include an addition or subtraction for amounts due to or from DynCorp or any of its subsidiaries or affiliates.


                            EXHIBIT B

                            REVENUES

For purposes of calculating revenues pursuant to Section
1.2(a)(ii)(A), revenues shall be determined in accordance with GAAP and by the following:

(1) All amounts billed or billable to customers (a) for services performed by or under the direction of the DynAir Companies, including subcontract revenues and/or other billable costs, and
(b) for parts and other products sold.

(2)  Facility sublease revenues and revenues from the DynCorp
Aerospace Technology C-141 drop-in contract, if awarded, shall not be included in the determination of revenues.

(3) In the event that the DynAir Companies perform work as a subcontractor to or joint venturer in other companies owned at least 30% directly or indirectly by Sabreliner Corporation, revenues shall be determined based on Time and Materials incurred with hourly labor charges and material mark-ups being no less than those in effect between the Companies and McDonnell Douglas Corporation.

(4) Revenues on work in process contracts at June 30, 1996 and 1997 shall be determined in accordance with the procedures used to determine Unbilled Accounts Receivable and Work in Process on Exhibit A.


                    STOCK PURCHASE AGREEMENT

                            Between

                     Sabreliner Corporation,

                 DynCorp Aviation Services, Inc.

                              and

                            DynCorp

                   Dated as of June 30, 1995


                          EXHIBIT C

                      ESCROW AGREEMENT


          THIS ESCROW AGREEMENT, executed as of            ,
1995, by and among DynCorp Aviation Services, Inc. (the
"Seller"), Sabreliner Corporation (the "Buyer"), and Crestar Bank
(the "Agent),

          WITNESSETH THAT,

          WHEREAS, the Seller and the Buyer have entered into a Stock Purchase Agreement (the "Agreement"), whereby the Buyer will purchase certain securities from the Seller;

          WHEREAS, the Agreement provides that certain monies shall be placed in escrow upon the occurrence of certain events described more particularly herein; and

          WHEREAS, the Seller and the Buyer have agreed to engage the agent to hold such monies in escrow and to act in accordance with the written instructions contained herein in the handling and delivery of such monies deposited with the Agent pursuant hereto,

          NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth, and of other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

ESCROW PROVISIONS

     1.1 Appointment of the Agent. The Seller and the Buyer hereby appoint the Agent to serve as escrow agent in connection with the deposit of funds in connection with disputes relating to the purchase by the Buyer of certain securities from the Seller, and the Agent hereby accepts such appointment.

     1.2 Meaning of Terms. All capitalized terms used herein, unless otherwise defined herein, shall have the meanings set forth in the Agreement.

     1.3  Deposit of Funds.  [The Buyer][The Seller] shall
deposit with the Agent, in immediately available funds, $       ,
which is an amount determined by the Seller and the Buyer in accordance with Section 1.4(c) of the Agreement (the "Disputed
Amount").

     1.4 Receipt Acknowledged; Instructions. The Agent hereby acknowledges receipt of the Disputed Amount and agrees to hold the Disputed Amount and to deliver the Disputed Amount to the Seller and/or the Buyer upon receipt of, and in accordance with, written instructions executed jointly by the Seller and the Buyer.

     1.5 The Agent's Investment of the Escrow. The Agent shall invest the Disputed Amount in short-term securities issued or guaranteed by the United States Government or money market or other funds which invest exclusively in short-term securities issued or guaranteed by the United States Government, including funds managed by the Agent or a subsidiary thereof. Upon distribution, earnings shall be distributed to the Seller and/or the Buyer, as applicable, in the same ratios as the Disputed Amount is distributed.

     1.6 Absence of Instructions. In the absence of instructions jointly executed by the Seller and Buyer, the Agent is authorized to deliver the Disputed Amount to the Seller and/or Buyer in full or partial satisfaction of any final judgment of a court of competent jurisdiction in favor of such party. A final judgment shall be a judgment as to which the period of time for appealing such judgment has expired without an appeal having been timely made, or, if an appeal is timely made, as to which such appeal has been disposed of and there is no recourse to further appeals.

     1.7 Termination of Agreement. Following final distribution of the Disputed Amount and all portions thereof, the Agent shall close out the escrow and make a final accounting to the other parties to this Escrow Agreement in accordance with Section 3.1.

AGENT'S LIABILITY

     2.1 The Agent Bound Only by this Agreement. The Agent shall not be bound by any agreement or contract other than this Escrow Agreement.

     2.2 The Agent's Liability. The Agent acts hereunder as a depository only and shall have no liability hereunder for the performance by it in good faith of the acts to be performed hereunder, except for its own willful misconduct or negligence. The Agent is not responsible or liable in any manner for the sufficiency, correctness, genuineness, or validity of any of the documents deposited with it, and undertakes no responsibility or liability for the form of execution of such documents or the identity, authority, title, or rights of any persons deposition or executing any of the documents. The Agent shall be authorized to act on any document believed to be genuine and to be signed by the proper party or parties and will incur no liability in so acting. In the event of any disagreement or the presentation of the adverse claims or demands in connection with or for any item affected hereby, the Agent shall, at its option, be entitled to refuse to comply with any such claims or demands during the continuance of such disagreement and may refrain from delivering any item affected hereby, and in so doing the Agent shall not become liable to the parties, or to any other person, due to its failure to comply with any such adverse claim or demand. The Agent shall be entitled to continue, without liability, to refrain and refuse to act until all of the rights of the adverse claimants have been fully resolved among themselves or finally adjudicated by a court having jurisdiction over the parties and the items affected hereby. In the alternative, the Agent may deposit the items in dispute with the registry of the court having jurisdiction over the dispute. The Agent shall be held harmless and indemnified by the parties hereto in connection with any claims against it in connection with its acting as the Agent.

     2.3 The Agent's Compensation. The Agent shall receive as compensation for services rendered hereunder an initial fee of $1,000 for the first 90 days of service hereunder, and a monthly fee of $200 hereafter until the Disputed Amount is finally disposed of. The Agent shall be reimbursed for any reasonable expenses and the actual cost of legal services should the Agent deem it necessary to retain and attorney. Compensation or reimbursement for fees for the periods shall be borne 50% by the Buyer and 50% by the Seller. Upon the closing of the escrow in accordance with Section 1.7, the Agent shall not incur any additional expenses or become entitled to any additional fees.

     GENERAL PROVISIONS

     3.1 Notice. All notices, instructions and requests required or permitted to be given under the provisions hereof shall be deemed to have been fully given if delivered, or mailed, by registered or certified mail, postage prepaid, as follows:

     If to the Seller, to:

          DYNCORP AVIATION SERVICES, INC.
          2000 Edmund Halley Drive
          Reston, Virginia  22091

          Telecopier:  (703)264-9147
          Telephone:   (703)264-9106

          Attention:   Senior Vice President & General Counsel

     If to Buyer, to

          SABRELINER CORPORATION
          Pierre Laclede Center
          Suite 1500
          7733 Forsyth Blvd.
          St. Louis, Missouri  63105-1821

          Telecopier:  (314) 863-6774
          Telephone:   (314) 863-6880

          Attention:  Rodney E. Olson
                      Senior Vice President, Finance
                      and Corporate Development and
                      Chief Financial Officer

          with a copy to:

          Winthrop, Stimson, Putnam & Roberts
          One Battery Park Plaza

          New York, New York   10004
          Telecopier:    (212) 858-1500
          Telephone:     (212) 858-1000

          Attention:  Arthur H. Fredston, Esq.

     If to the Agent, to:

          Crestar Bank
          [address]

          Attention:

          3.2 Benefit. This Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns.

          3.3 Headings. The headings of the paragraphs of this Escrow Agreement are for the convenience of reference only, and do not form a part hereof, and in no way affect the interpretation of this Escrow Agreement.

          3.4  Counterpart and Facsimile Signatures.  This Escrow
Agreement may be executed by the parties in any number of counterparts, by facsimile transmission or otherwise, and each executed copy shall be an original for all purposes without accounting for the other copies.

          3.5 Governing Law. This Escrow Agreement shall be construed and interpreted under the laws of the Commonwealth of Virginia, without reference to conflict of laws principles.

          IN WITNESS WHEREOF, the parties have executed or have caused to be executed this Escrow Agreement on the date and year first above written.


                         DYNCORP AVIATION SERVICES, INC.

                         By
                           Name:
                           Title:

                         SABRELINER CORPORATION

                         By
                           Name:
                           Title:

                         CRESTAR BANK

                         By
                           Name:
                           Title: